Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY “[*]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

ASSET PURCHASE AGREEMENT

BETWEEN

EVOFEM BIOSCIENCES, INC.

AND

LUPIN INC.

DATED AS OF

July 14, 2024

-i-

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	IP Assignment Agreement
Exhibit D	Transition Services Agreement
Exhibit E-1	Seller NDA Letter
Exhibit E-2	Buyer NDA Letter
Exhibit F-1	Seller IND Letter
Exhibit F-2	Buyer IND Letter
Exhibit G	Buyer Product Commercialization Plan
Exhibit H	Buyer Budget
Exhibit I	Initial Public Announcement

-ii-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 14, 2024, is made by and between Evofem Biosciences, Inc., a Delaware corporation (“Buyer”), and Lupin Inc., a Delaware corporation (“Seller”). Buyer and Seller are each referred to herein as a “Party” and collectively referred to herein as the “Parties.”

WHEREAS, Seller sells the pharmaceutical product that currently is marketed for sale to consumers under the trademark SOLOSEC®, and in connection therewith, operates the Business (as defined herein); and

WHEREAS, on the date hereof, Seller wishes to sell to Buyer, and Buyer wishes to (a) purchase from Seller the Transferred Assets (as defined herein) (for the avoidance of doubt, excluding Excluded Assets (as defined herein), including those Excluded Assets comprising the remaining portion of the Business (as defined herein)) and (b) assume the Assumed Liabilities (as defined herein), (for the avoidance of doubt, excluding Excluded Liabilities (as defined herein)), in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Accounts Payable” means all invoices, bills, accounts payable or other trade payables due and owed to any Third Party arising out of or in connection with the Exploitation of the Product by Seller and any of its respective Affiliates on or prior to the Closing Date but excluding such invoices, bills, accounts payable or other trade payables for products or services included in the Product or the Transferred Assets to be delivered after the Closing which, for the avoidance of doubt, shall include the PDUFA program fee invoice from the Food and Drug Administration due in October, 2024 which Buyer shall timely pay directly to the Food and Drug Administration.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person (and for this purpose, the term control means the power to direct the management and policies of a Person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise (and the terms controlling and controlled have meanings correlative to the foregoing)).

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the IP Assignment Agreement, the Confidentiality Agreements, the Transition Services Agreement, and the other documents, instruments, exhibits, annexes, schedules or certificates contemplated hereby and thereby.

“Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Anti-Kickback Act of 1986, applicable legislation implementing the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and all other applicable international anti-bribery laws and all other applicable anti-corruption or bribery laws, rules and regulations (including any applicable written statements, requirements, directives or policies of any Governmental Authority) in any jurisdiction in which the applicable Person has conducted business.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, in the form attached hereto as Exhibit A.

“Bill of Sale” means the Bill of Sale, in the form attached hereto as Exhibit B.

“Business” means the Exploitation of the Product as conducted by Seller as of the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Wilmington, Delaware are permitted or required to close by applicable Law.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 6.2 (Authority; Enforceability), and Section 6.3 (No Conflict).

“Calendar Year” shall mean the twelve (12)-month period commencing on January 1 and ending on December 31 of a given year.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercialize” shall mean to promote, market, distribute, sell, offer for sale, have sold and provide product support for the Product pursuant to an NDA, and “Commercializing” and “Commercialization” shall have correlative meanings.

“Confidentiality Agreements” has the meaning set forth in Section 7.1.

“Contract” means any written legally binding contract, subcontract, agreement, instrument, lease, license, commitment, sale and purchase order, or other instrument, arrangement or understanding of any kind, together with amendments, modifications and supplements thereto.

“Control” means, with respect to any document, information, material or Intellectual Property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to sell, transfer or assign or grant a license, sublicense or other right (including the right to reference any regulatory documentation) to or under such document, information, material, or Intellectual Property right to the extent permitted under applicable Law and as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

“Covers” means, with respect to a Patent Right and a thing or method, such as a referenced product, activity or service, that such Patent Right would be infringed by the unauthorized making, use, sale, offer for sale, sale, copying, distribution, display, practice, performance, import, export, lease or other disposition, of such thing or method.

“COVID-19” means COVID-19 or SARS-COV-2, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, safety or similar Law, directive, guidelines or recommendations promulgated, ordered or made by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including any Law passed by any Governmental Authority in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act of 2020 and the Families First Coronavirus Response Act of 2020 (FFCRA).

“Earnout Payments” has the meaning set forth in the OAA.

“Earnout Term” means the period commencing upon the Closing Date and ending upon the fifteenth (15th) anniversary of the Closing Date.

“Encumbrance” means, any mortgage, charge, lien, security interest, easement, right of way, pledge or other material encumbrance of any kind.

“Exhibits” means, collectively, the Exhibits referred to throughout this Agreement.

“Exploitation”, and related terms such as “Exploit”, shall mean the research, development, investigational use, Manufacture, testing, storage, import, export, distribution, sale, offering for sale, use, licensing, advertising, marketing and promotion of the Product and other Commercialization, including the outsourcing of any of the foregoing activities.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” shall mean the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §301, et seq., as amended, and all related rules, regulations and guidelines.

“Federal Health Care Program” shall mean “federal health care program” as such term is defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, the Children’s Health Insurance Program (CHIP), the U.S. Department of Veterans Affairs and U.S. Department of Defense healthcare and contracting programs, TRICARE and similar or successor programs that are funded, in whole or in part, by the United States Government.

“Generic Entry” means the earliest to occur of (a) approval by the FDA under section 505(j) of the FDCA of an application for any product that identifies the Product as a reference listed drug in the application and (b) the filing of an ANDA with paragraph IV certification under the Drug Price Competition and Patent Term Restoration Act of 1984 that identifies the Product.

“Good Clinical Practices” shall have the meaning set forth in the FDCA and its implementing regulations.

“Good Laboratory Practice” shall mean the applicable then-current standards for laboratory activities for pharmaceutical products, whether investigational or commercialized, as set forth in the FDCA and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Governmental Authority, as applicable.

“Good Manufacturing Practices” shall have the meaning set forth in the FDCA and its implementing regulations.

“Governmental Authority” means any supra-national, federal, foreign, national, state, county, local, municipal or other governmental, legislative, judicial, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals, including any Governmental Authority that is concerned with the safety, efficacy, reliability, Manufacture, Commercialization, Exploitation, investigation, research, development, sale, distribution or marketing of pharmaceutical products, medical products, biologics or biopharmaceuticals, including the FDA.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“IND” shall mean an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto.

“Intellectual Property” shall mean, collectively, all rights of any nature or kind in any of the following in any jurisdiction throughout the world: (a) Patent Rights, registered trademarks and service marks and applications therefor, Internet domain name registrations and copyright registrations and applications therefor (collectively, “Registered IP”); (b) unregistered trademarks and service marks, trade names, domain names, social media names, “tags,” and “handles”, trade dress, product configurations or other marks, names, logos and slogans embodying business or product goodwill or indications of origin, all translations, adaptations, derivations and combinations thereof, and all goodwill associated with the businesses in which the foregoing are used; (c) inventions and discoveries, whether patentable or unpatentable, whether or not memorialized in an invention disclosure, and whether or not reduced to practice, including articles of manufacture, business methods, compositions of matter, machines, methods, and processes and all improvements thereto; (d) unregistered copyrights, designs, mask works or other expressions and works of authorship and derivative works and translations thereof, all moral rights and visual artists’ rights in relation to the foregoing and to registered copyrights and applications therefor, (e) the right of privacy or publicity, and (f) trade secrets and know-how meeting the definition of a trade secret under the Uniform Trade Secrets Act (collectively, “Trade Secrets”) and all other Know-How.

“IP Assignment Agreement” means the IP assignment agreement, in the form attached hereto as Exhibit C.

“IRS” means the United States Internal Revenue Service.

“Know-How” shall mean all technical, scientific and other know-how and information, Trade Secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including high-throughput screening and other drug discovery and development technology, pre-clinical and clinical trial results, investigational use information, manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other intellectual property (whether or not confidential, proprietary, patented or patentable).

“Law” means any applicable law, judgment, order, decree, statute, ordinance, rule, code, regulation, directive or other requirement or rule of law enacted, issued or promulgated by any Governmental Authority.

“Liability” means any debt, liability, claim, expense, commitment or obligation of whatever kind, whether direct or indirect, accrued or fixed, absolute or contingent, matured or not.

“Losses” means any and all damages, losses, Liabilities, Taxes, judgments, penalties, costs and expenses actually suffered or incurred and paid (including reasonable legal fees and expenses incurred in investigating and/or prosecuting any claim for indemnification).

“Manufacture” and “Manufacturing” shall mean all activities related to the production, manufacture, processing, testing, filling, finishing, packaging, labeling, and shipping and holding (prior to distribution) of the Product or any intermediate thereof, including quality assurance and quality control.

“Manufacturing Documentation” shall mean any and all documentation that is necessary, required by applicable Laws and in the possession of Seller for the Manufacture of the Product (or any component thereof), including, if any, the following: manufacturing process validation reports; manufacturing instructions; batch record templates; manufacturing standard operating procedures; specifications and test methods for the Product, raw materials and stability; standard operating procedures and specifications for labeling, packaging, manufacturing and packaging instructions; master formula; validation reports (analytical, packaging and cleaning); stability data; and approved supplier lists.

“Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of Seller; provided, however, that any adverse effect arising out of, resulting from or attributable to (a) an event or circumstances or series of events or circumstances affecting (i) the U.S. or any other country or jurisdiction in which Seller or its business operates or the global economy generally or capital, financial, banking, credit or securities markets generally (whether in the United States or in any other country or in any international market, and including any disruption thereof, any changes in interest or exchange rates, and any decline in the price of any security or any market index), (ii) political conditions generally of the U.S. or any other country or jurisdiction in which Seller or its business operates or globally or (iii) any operating, business, regulatory or other conditions in the industry generally in which Seller or its business or any customer thereof operates or in which products or services of Seller’s business are used or distributed, (b) the negotiation, pendency, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or any Ancillary Agreement, including adverse effects related to compliance with the covenants or agreements contained herein, the failure to take any action as a result of any restrictions or prohibitions set forth herein or the identity of Buyer, (c) the taking of any action, or refraining from taking any action as contemplated by this Agreement or the Ancillary Agreements, including the completion of the transactions contemplated hereby or thereby, or the taking of any action, or refraining from taking any action at the request of Buyer or any of its Affiliates or as expressly required by this Agreement, (d) a breach of this Agreement or any Ancillary Agreement by Buyer, (e) any adoption, implementation, repeal, modification, reinterpretation or proposal of any applicable Law or U.S. GAAP, or accounting principles, practices or policies that Seller is required to adopt, or the enforcement or interpretation thereof, (f) the occurrence of any act of God or other calamity or force majeure events (whether or not declared as such), including any strike, labor dispute, civil disturbance, embargo, cyber-attack or malware attack, or epidemic, pandemic or outbreak of disease (including the COVID-19 pandemic, and any future resurgence, or evolutions or mutations, of COVID-19 or related disease outbreaks, epidemics or pandemics), natural disaster, fire, flood, hurricane, tornado, or other weather event, (g) local, regional, national or international political or social conditions, including any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, and (h) any failure of Seller to meet any internal or published projections, forecasts or revenue, earning predictions or other measures of financial or operating performance for any period (it being understood that any events underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred), shall not, in any such case, constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur; provided further, that, in the case of clause (a), the event or circumstance referred to therein shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such event or circumstance has a disproportionate effect on Seller, as compared to other participants in the industries in which Seller operates or conducts its business.

“Milestone Payments” has the meaning set forth in the OAA.

“NDA” means a New Drug Application filed with the FDA for approval to market and sell a drug product in the United States.

“NDC Number” means a national drug code as issued by the FDA.

“OAA” means that certain Omnibus Acquisition Agreement, dated May 1, 2017, by and among Seller, Saker Merger Sub LLC, a Delaware limited liability company, Symbiomix Therapeutics, LLC, a Delaware limited liability company, and Shareholder Representative Services LLC, a Colorado limited liability company.

“OAA Contingent Consideration Obligations” means those obligations in Section 1.14 (including Exhibits F and G) of the OAA with respect to the Product, including, without limitation, those with respect to the payment of the applicable Milestone Payments and Earnout Payments; such obligations to apply, mutatis mutandis, to Buyer.

“Ordinary Course of Business” means the ordinary course of business through the date hereof consistent with past practice, giving effect to any adjustments and modifications thereto reasonably necessary or reasonably taken in response to or as a result of the COVID-19 pandemic, including any COVID-19 Measures. Notwithstanding anything contrary contained herein, the definition of Ordinary Course of Business shall not include: “channel stuffing”, discounting products beyond what is commercially reasonable and consistent with past practice, or acting in bad faith or otherwise.

“Participating Securityholders” has the meaning set forth in the OAA.

“Patent Rights” shall mean: (a) all patents, patent applications (including provisional applications), statutory invention registrations, utility models, inventors’ certificates in any country or supranational jurisdiction worldwide; and (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, and the like of any such patents or patent applications.

“Payment Agent” has the meaning set forth in the OAA.

“Permits” means all consents, approvals, authorizations, certificates, filings, notices, permits, concessions, registrations, franchises, licenses or rights of or issued by any Governmental Authority, including Product Regulatory Approvals.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes that are not yet due and payable or which are being contested in good faith; (b) Encumbrances that do not materially impair the ownership or use of assets to which they relate; (c) Encumbrances imposed by applicable Law (including materialmen’s, mechanics’, carriers’, workmens’ and repairmen’s liens and transfer restrictions imposed by national, federal or state securities laws); (d) Encumbrances imposed in the Ordinary Course of Business which are not yet due and payable, which are being contested in good faith or which are securing Liabilities that are not material to the applicable Transferred Asset; (e) pledges or deposits to secure obligations under applicable Law to secure public or statutory obligations; (f) liens, title retention arrangements or deposits to secure the performance of bids, trade contracts (other than for borrowed money), conditional sales contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business; (g) other imperfections of title or Encumbrances that do not materially detract from the value of the applicable asset, right or property or which do not materially interfere with the continued Exploitation or use of the applicable asset, right or property as currently Exploited or used; (h) Encumbrances imposed or promulgated by Laws with respect to real property and improvements, including zoning, entitlement, building, environmental and other land use regulations, that do not materially interfere with the ownership, use or operation of such real property; (i) Encumbrances created by non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business; and (j) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Authority or other entity.

“Personal Information” means any information relating to an identified or identifiable natural person; an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier, or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of such natural person.

“Post-Closing Product” has the meaning set forth in the OAA.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date (including the portion of any Straddle Period ending on the Closing Date).

“Proceeding” means any civil, criminal, judicial, administrative or arbitral actions, suits, hearings, litigation, proceedings (public or private), claims, or investigations by or before a Governmental Authority.

“Product” means SOLOSEC (secnidazole) approved by FDA under the Product NDA and currently marketed for sale to consumers as SOLOSEC®; such product, including, for clarity, as marketed and sold throughout the world for any and all indications and under any and all names, and including any reformulation, improvement, enhancement, refinement, or modification thereof, and any supplement to the Product NDA.

“Product Labeling” shall mean, with respect to the Product, (a) the full prescribing information for the Product, including any required patient information and (b) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for the Product.

“Product Liabilities” means all claims, Liabilities and Proceedings related to or arising from actual or alleged harm, injury, damage or death to Persons, defects in the Product or damage to property or businesses, including the Business, irrespective of the legal theory asserted, and resulting from or alleged to result from the use, sale or Manufacture of the Product.

“Product NDA” means Application Number [*], as filed with the FDA and approved on September 15, 2017 including all amendments, supplements, variations, extensions and renewals thereof through the Closing Date.

“Product Regulatory Approvals” means with respect to the Product in the applicable regulatory jurisdiction, all permits, licenses, certificates, approvals, clearances, or other authorizations of or recognized by the applicable Governmental Authority necessary to Exploit the Product in such regulatory jurisdiction in accordance with applicable Law (including NDAs, INDs, 510(k)s, 505(b)(2)s or their foreign equivalents, all supplements and amendments thereto, and, only to the extent required by applicable Law, pricing and reimbursement approvals).

“Regulatory Correspondence” shall mean all applications, submissions, filings, reports or other documents, submitted or required to be submitted to any Governmental Authority, including the FDA, including amendments or supplements to any such documents and correspondence and other submissions related thereto (including minutes and official contact reports relating to any communications with any Governmental Authority), annual reports, safety reports, including adverse event reports, other periodic reports, and electronic establishment registration and drug listing files, as well as all correspondence received from such Governmental Authority and regulatory and clinical files and data pertaining to the foregoing in possession of Seller, whether in paper or electronic form.

“Regulatory Documentation” shall mean all regulatory, scientific and technical documents, and any other books and records, owned, maintained or in the possession of Seller and related solely to the Product, including (a) the Regulatory Correspondence, (b) all applications, registrations, clearances, authorizations and approvals (including all Product Regulatory Approvals), and non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) prepared for submission to a Governmental Authority or research ethics committee with a view to the granting of any Product Regulatory Approval, (c) correspondence and reports with or to Governmental Authorities necessary to Exploit the Product as of or following the Closing Date submitted to or received from Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority) and relevant supporting documents submitted to or received from Governmental Authorities with respect thereto, including regulatory drug lists, Product Labeling used as of the Closing Date, adverse event files and complaint files, (d) all research and development data (including all bioequivalence and other clinical trial data) and investigational use information related to the Transferred Assets or the Product, including those contained in or generated in support of the INDs, and NDAs, together with all applicable books and records, (e) all development work, formulations, and analytical methods related to the Product or any IND or NDA and any applicable supplements thereto, and (f) all data (including clinical and pre-clinical data) and investigational use related to the Product contained in any of the foregoing, in each case, other than any such documents, books or records relating to the advertising, promotion or marketing of the Product.

“Representatives” means the directors, officers, employees, agents, or advisors (including attorneys, accountants, investment bankers, financial advisers and other consultants and advisors) of the specified party hereto.

“Schedules” means, collectively, the disclosure schedules, dated as of the date hereof, delivered by Seller to Buyer, as supplemented or amended in accordance with this Agreement, which forms a part of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 5.1, (Seller Organization; Good Standing) Section 5.2 (Authority; Enforceability), Sections 5.3(a) and (b) (No Conflicts), Section 5.5(a) (Title to Transferred Assets), Section 5.9 (Brokers) and Section 5.18 (OAA).

“Seller’s Knowledge” means, the actual knowledge, after making a reasonable inquiry of such Person’s direct reports under the circumstances, of each of Fabrice Egros, Thomas Gillespie, Emmanuel Obanu, Abel Rajan and Dawn Brindley.

“Seller Taxes” means (a) all Taxes arising from or with respect to the Transferred Assets that are incurred in or attributable to any Pre-Closing Tax Period or to the pre-Closing portion of any Straddle Period; (b) all Taxes of Seller or any Affiliate of Seller for any period; and (c) the Seller’s share of Transfer Taxes set forth in Section 7.7(c).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Tax(es)” means all U.S. federal, state, and local and non-U.S. taxes, assessments, and other governmental charges, duties, impositions, and liabilities of any kind whatsoever in the nature of taxes, including income, gross receipts, profits, franchise, license, registration, capital stock, sales, use, value added, ad valorem, real property, personal property, transfer, stamp, payroll, employment, occupation, severance, unemployment, disability, social security (or similar), excise, recapture, premium, alternative or add-on minimum, estimated, environmental, customs, escheat, unclaimed property, withholding taxes, or other charge in the nature of tax imposed by a Governmental Authority, whether computed on a separate or consolidated, unitary, or combined basis or in any other manner, together with all interest, penalties, and additions with respect thereto, whether disputed or not.

“Tax Contest” means any Tax audit, claim, dispute, examination, investigation, or other proceeding related to the Transferred Assets for any Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period).

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement, claim for refund, and other forms and documents (including all schedules, exhibits and other attachments thereto and including all amendments thereof) relating to Taxes or filed or required to be filed with any Governmental Authority.

“Third Party” means any Person, other than the Parties and their Affiliates.

“Transition Services Agreement” means the Transition Services Agreement, in the form attached hereto as Exhibit D.

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S.” or “U.S.A.” means the United States of America.

“U.S. GAAP” means U. S. Generally Accepted Accounting Principles.

ARTICLE II
SALE AND PURCHASE OF TRANSFERRED ASSETS

Section 2.1. Purchase and Sale of Assets . Upon the terms and subject to the conditions of this Agreement, and subject to Section 2.4, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller all right, title and interest of Seller in, to and under the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 2.2. Transferred Assets; Excluded Assets .

(a) The term “Transferred Assets” means the following assets, rights or interests of Seller:

(i)	the Contracts listed in Schedule 2.2(a)(i) (the “Transferred Contracts”);

(ii)	all of the following Intellectual Property owned or purported to be owned by Seller (collectively, the “Transferred Intellectual Property”):

(A)	the Patent Rights that Cover the Product identified on Schedule 2.2(a)(ii)(A) (the “Product Patent Rights”);

(B)	(1) the Registered IP and (2) all material unregistered trademarks, trade names, service marks, copyrights and domain names and social media names, “tags,” and “handles”; including all registrations or applications for registrations thereof with Governmental Authorities, in each case, other than Patent Rights, used in the Exploitation of the Product but only as identified on Schedule 2.2(a)(ii)(B) (the “Product Non-Patent IP”);

(C)	all Know-How that is owned or purported to be owned by Seller as of the Closing Date and that relates solely to the Product except with regard to the advertising, marketing or promotion of the Product; and

(D)	all goodwill appurtenant to, or associated with, any of the foregoing, any and all rights of renewal relating to any of the foregoing, and all past, present or existing, and future claims, causes of action, rights of recovery and rights of set-off of any kind (including the right to sue and recover for infringements or misappropriations) against any Person related to or arising from any of the foregoing;

(iii)	the Product NDA;

(iv)	all books and records, in whatever form or medium (e.g., audio, electronic, visual or print), for customers’ and suppliers’ lists as set forth in the Schedules, laboratory records and preclinical and clinical marketing studies (but expressly excluding any and all such books and records comprising electronic mail of Seller), regulatory notes and letters, and manufacturing information and reports, in each case, solely to the extent (and only to the extent) related to the other Transferred Assets or Assumed Liabilities and in existence on the Closing Date (the “Transferred Books and Records”), it being agreed and acknowledged that (A) Seller shall be entitled to redact or otherwise remove or eliminate from any of the foregoing any data, information or materials that is not related to the Transferred Assets or Assumed Liabilities and (B) nothing in this Section 2.2(a)(iv) shall be deemed to require Seller to create any of the foregoing;

(v)	all Regulatory Documentation relating solely to the Product NDA, excluding the Product NDC Number and all other Product Regulatory Approvals and Permits;

(vi)	all Manufacturing Documentation;

(vii)	any and all (A) causes of action and/or claims of Seller (including remedies thereunder), and (B) amounts due to Seller in respect of, actions or judgments; in either case relating to or arising from one or more of the Transferred Assets and arising in respect of, or otherwise attributable to, the period after the Closing Date, including unliquidated rights under manufacturers’ or vendors’ warranties in respect of Transferred Assets;

(viii)	to the extent transferable, all rights of Seller under or pursuant to all warranties, representations, indemnities and guarantees made by suppliers, manufacturers, intermediaries, distributors and contractors in connection with products sold to Seller and comprising or incorporated in any Transferred Asset, but excluding such rights with respect to any Excluded Asset;

(ix)	all Non-Transferable Assets that are subsequently assigned or transferred to Buyer pursuant to Section 2.4; and

(x)	all goodwill and other intangible assets associated with the Transferred Assets or the Product.

(b) Seller and Buyer expressly agree and acknowledge that the Transferred Assets will not include any assets of any kind, nature, character or description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, and wherever situated) that is not expressly included in the definition of “Transferred Assets” in Section 2.2(a). For clarity, the “Transferred Assets” do not include the following assets, rights or interests of Seller (collectively, the “Excluded Assets”):

(i)	all personal property or personal productivity equipment (including laptops, personal computers, tablets, printers and mobile devices) used by any employees of Seller in the conduct of the Business;

(ii)	all marketing materials, research data, customer and sales information, product literature, advertising and other promotional materials and data, and training and educational materials, in whatever form or medium (e.g., audio, electronic, visual or print), except as otherwise expressly provided in this Agreement or any Ancillary Agreement;

(iii)	all books, records, data, documents and other materials owned by or in possession of Seller other than the Transferred Books and Records;

(iv)	all organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of Seller as a corporation;

(v)	all cash and cash equivalents;

(vi)	all rights of Seller under this Agreement and the Ancillary Agreements;

(vii)	all insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders;

(viii)	all electronic email except such email that is encompassed in Transferred Books and Records;

(ix)	all Regulatory Documentation (including the Product NDC Number) other than Regulatory Documentation, Regulatory Correspondence and Product Regulatory Approvals that relates solely to the Product NDA and the Product IND, as applicable;

(x)	all Contracts other than the Transferred Contracts;

(xi)	(A) all records and reports prepared or received by Seller in connection with the sale of the Transferred Assets and the transactions contemplated hereby, including all analyses relating to the Product or Buyer so prepared or received; (B) all confidentiality agreements with prospective purchasers of the Product or any portion thereof, and (C) all bids and expressions of interest received from Third Parties with respect to the Product;

(xii)	(A) all real property and any buildings, improvements and fixtures thereon; and (B) all leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of Seller;

(xiii)	all Intellectual Property other than the Transferred Intellectual Property;

(xiv)	all Permits whether or not relating to the Product;

(xv)	Non-Transferable Assets, subject to Section 2.4; and

(xvi)	all computer hardware and networks owned by Seller.

Section 2.3. Assumption of Certain Liabilities and Obligations ..

(a) Upon the terms and subject to the conditions set forth herein and subject to Section 2.4, Buyer agrees, effective at the Closing, to assume and to timely satisfy and discharge the following Liabilities of Seller relating to the Transferred Assets, in each case other than the Excluded Liabilities (all of the foregoing Liabilities being collectively referred to hereinafter as the “Assumed Liabilities”):

(i)	except for the Seller OAA Contributions under Section 3.3, all Liabilities arising from the OAA (including, for the avoidance of doubt, the OAA Contingent Consideration Obligations, but excluding any Liabilities that occurred prior to the Closing Date resulting from a breach, violation, penalty or similar Liability as a result of an action or omission by Seller) (the “OAA Liabilities”);

(ii)	all Liabilities arising solely out of or relating to Proceedings commenced after the Closing, irrespective of the legal theory asserted, arising from the Exploitation of the Product or the use of the Transferred Assets, in each case, solely to the extent relating to the period of time after the Closing Date (subject to the terms and provisions of this Agreement and the Ancillary Agreements);

(iii)	all Product Liabilities relating to the Product sold after the Closing;

(iv)	all Liabilities to third-party customers, third-party suppliers or other Third Parties, solely to the extent relating to the Product or the Transferred Assets and ordered in the Ordinary Course of Business (or at the express request of Buyer) either (i) on or prior to the Closing, but scheduled to be delivered or provided after the Closing, or (ii) after the Closing;

(v)	all Liabilities arising out of or relating to any Transferred Contract after the Closing, to the extent relating to the period of time after the Closing Date (but not including any Liabilities that occurred prior to the Closing Date in connection with a breach, violation, penalty or similar Liability as a result of an action or omission by Seller);

(vi)	all other Liabilities arising out of or relating to the Product or the Transferred Assets, to the extent relating to the period of time after the Closing, including the use, ownership, possession, operation, management, business integration, sale or lease of the Transferred Assets and the Manufacture, Exploitation or Commercialization of any Product by Buyer after the Closing Date.

(b) Except to the extent expressly included in the Assumed Liabilities, Buyer will not assume or be responsible or liable for any Liabilities of Seller, including the following (collectively, the “Excluded Liabilities”):

(i)	the Seller OAA Contributions under Section 3.3 and any Liabilities arising from the OAA that occurred prior to the Closing Date resulting from a breach, violation, penalty or similar Liability as a result of an action or omission by Seller;

(ii)	all Liabilities arising out of or relating to Proceedings regardless of when such Proceeding was commenced or made, that arose from the Exploitation of the Product or the use of the Transferred Assets, in each case, by Seller prior to Closing;

(iii)	all Product Liabilities relating to Product sold prior to Closing;

(iv)	all Liabilities to third-party customers, third-party suppliers or other Third Parties for the Product, materials and services, to the extent relating to the Product or the Transferred Assets, in each case, arising prior to the Closing or relating to the period of time prior to the Closing;

(v)	all Liabilities arising out of or relating to the return of the Product sold by Seller prior to the Closing;

(vi)	all Liabilities for any credits or rebates in respect of the Product and all Liabilities arising out of or relating to any recall or post-sale warning in respect of the Product, in each case, sold by Seller on or prior to the Closing, regardless of whether such Liabilities arose prior to or after the Closing;

(vii)	except as expressly provided in this Section 2.3, all Liabilities to the extent related to the Excluded Assets;

(viii)	all Liabilities arising out of or relating to any Transferred Contract, to the extent relating to the period of time prior to the Closing;

(ix)	all Liabilities with respect to any current or former employee or contractor of Seller;

(x)	all Seller Taxes;

(xi)	all Liabilities related to any Accounts Payable;

(xii)	all Liabilities for any indebtedness of Seller; and

(xiii)	other than the Assumed Liabilities, all other Liabilities arising out of or relating to the Transferred Assets, to the extent such Liabilities relate to the period of time prior to the Closing.

Section 2.4. Assignment of Certain Transferred Assets ..

(a) Notwithstanding the foregoing, this Agreement shall not constitute an agreement for Seller to sell, convey, assign, transfer or deliver to Buyer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom or to enter into or fulfill its obligations under this Agreement and the Ancillary Agreements, or for Buyer to purchase, acquire, or receive any Transferred Asset or to enter into or fulfill its obligations under this Agreement and the Ancillary Agreements if an attempted sale, conveyance, assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the consent, authorization or approval of a Third Party (including any Governmental Authority), would constitute a breach or other contravention thereof or a violation of Law. For clarity, if any Contract that would otherwise constitute a Transferred Contract, or other asset that would otherwise constitute a Transferred Asset, is not assignable or transferable as contemplated in this Section 2.4(a) (each, a “Non-Transferable Asset”), such asset shall not be deemed a Transferred Asset; provided, however, following Seller’s receipt of the relevant consent, authorization or approval, as applicable, Seller shall promptly assign or transfer to Buyer the Non-Transferable Asset, and such asset shall thereafter be deemed a “Transferred Asset” for purposes of this Agreement. Schedule 2.4(a) sets forth a list of the Non-Transferable Assets as of the date hereof.

(b) If, on the Closing Date, any such consent, authorization or approval is not obtained, or if an attempted sale, conveyance, assignment, transfer or delivery thereof would constitute a breach or other contravention or a violation of Law, Seller will, for one hundred and twenty (120) days following the Closing Date, use commercially reasonable efforts to obtain any such consent, authorization or approval as promptly as practicable after the date hereof, and Buyer shall, and shall cause each of its applicable Affiliates to, use its commercially reasonable efforts to cooperate with Seller to obtain any such consent, authorization or approval, necessary for the sale, conveyance, assignment, transfer or delivery of any such Non-Transferable Asset to Buyer, and upon receipt of such consent, authorization or approval, Seller shall promptly assign or transfer to Buyer such Non-Transferable Asset. Prior to having the ability to convey a Non-Transferable Asset as provided in this Section 2.4(b), Seller and Buyer will cooperate and use commercially reasonable efforts to obtain a mutually acceptable arrangement under which Buyer would, in compliance with Law and the terms of the applicable Non-Transferable Asset, obtain the benefits of, and assume the obligations and bear the economic burdens associated with, such Non-Transferable Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or under which Seller would (i) enforce for the benefit of Buyer any and all of its or their rights against a Third Party (including any Governmental Authority) associated with such Non-Transferable Asset, claim, right or benefit, and (ii) promptly pay to Buyer, when received, all monies received by it under any such Non-Transferable Asset, claim, right or benefit, and Buyer would assume the obligations and bear the economic burdens associated therewith (provided that in no event shall Seller be required to take any action that would result in any additional economic obligations or other requirements applicable to Seller). In the event that Seller remains unable to convey such Non-Transferable Asset after using such commercially reasonable efforts to do so for one hundred and twenty (120) days following the Closing Date, and during such period in which Seller attempts to obtain such consent, authorization or approval, Seller, upon Buyer’s prior written request, will cooperate with Buyer and use commercially reasonable efforts to assist Buyer in entering into a new contract or contracts with the applicable Third Party on substantially similar terms (provided that such assistance shall not include assistance by Seller with the negotiation of commercial terms between Buyer and the applicable Third Party related to such new contract or contracts) (provided further that nothing in this Section 2.4(b) shall require Seller to pay any consideration or make any concession with respect to any novation or assignment).

Section 2.5. Delivery . At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, as applicable, all of the Transferred Assets (other than any Non-Transferrable Assets), which shall be delivered to Buyer in a form and to a location to be mutually agreed between Buyer and Seller on the Closing Date; provided that, to the extent reasonably practicable, Seller shall deliver, or cause to be delivered, to Buyer all of the Transferred Assets (other than any Non-Transferrable Assets) through electronic delivery or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of any transfer or sales Taxes if such method of delivery does not adversely affect the condition, operability, or usefulness of any Transferred Asset. Each of Buyer and Seller shall be responsible for and pay 50% of any and all cost and expense for such delivery of the Transferred Assets (other than any Non-Transferrable Assets).

ARTICLE III
PURCHASE PRICE

Section 3.1. Purchase Price . The consideration for the Transferred Assets shall be (i) an aggregate cash amount equal to the sum of (A) [*] (the “Closing Date Payment”), plus (B) the Sales-Based Payments, plus (C) assumption of the OAA Liabilities minus (D) the Seller OAA Contributions (such aggregate sum, the “Purchase Price”).

Section 3.2. Sales-Based Payments . Buyer shall pay to Seller those certain payments pursuant to the terms of, and as set forth on, Schedule 3.2.

Section 3.3. Seller OAA Contributions.

(a) Seller shall pay or cause to be paid to the Payment Agent directly, on behalf of Buyer, by wire transfer of immediately available funds, to an account designated by the Payment Agent and for the benefit of the Participating Securityholders the following amounts (the “Seller OAA Contributions”):

(i)	on or before Friday, March 14, 2025, an amount equal to the Milestone Payments due prior to the first anniversary of the Closing; and

(ii)	on or before Friday, March 13, 2026, an amount equal to the Milestone Payments due prior to the second anniversary of the Closing.

(b) If, after the Closing Date, any Milestone Payment is adjusted, either in amount, timing or other conditions, such adjustment shall apply to the Seller OAA Contributions set forth in clauses (i) and (ii) of Section 3.3(a), as applicable, mutatis mutandis, provided that, Seller shall have the right to consent to any increase in any such adjustment in its sole discretion.

(c) If any Seller OAA Contribution due under Section 3.3 is not paid when due (a “Delinquent Seller OAA Contribution”) such Delinquent Seller OAA Contribution shall accrue interest from the date due at the rate of prime (as reported in The Wall Street Journal (Eastern U.S. Edition)) plus two and one half (2.5) percentage points or the maximum rate allowable by applicable Law, whichever is less. The payment of such interest shall not limit Buyer to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment. In addition to the foregoing, at any time, Buyer may, in its sole discretion and upon written notice to Seller, set off all or a portion of any Delinquent Seller OAA Contribution, plus any interest accrued pursuant to this Section 3.3(c), against any amounts then due and payable by Buyer to Seller pursuant to this Agreement.

Section 3.4. Transition Services . The Parties shall promptly and in good faith implement a transition services agreement in substantially the form attached hereto as Exhibit D.

Section 3.5. Withholding . Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from all amounts payable pursuant to this Agreement all amounts, including Taxes, that Buyer may be required to deduct and withhold under applicable Law. If Buyer or any other applicable withholding agent determines that withholding from any payment of the Purchase Price payable after the Closing contemplated hereunder to Seller is required under applicable Law, then Buyer shall provide Seller with advance written notice prior to the withholding so as to provide Seller with an opportunity to provide any form or documentation or take such other steps in order to eliminate or reduce such withholding. Any amounts so deducted or withheld shall be timely paid over to the appropriate Governmental Authority or other appropriate Person. To the extent such amounts are so deducted and withheld and paid over to the appropriate Governmental Authority or other appropriate Person, such amounts shall be treated as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE IV
THE CLOSING

Section 4.1. Closing Date . The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages on the date hereof (the “Closing Date”). For purposes of this Agreement and the transactions contemplated hereby, the Closing will be deemed to occur and be effective, and title to and risk of loss associated with the Transferred Assets, shall be deemed to occur at 12:01 a.m., Eastern Standard Time, on the Closing Date.

Section 4.2. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) a counterpart of the Assignment and Assumption Agreement, duly executed by Seller;

(b) a counterpart of the Bill of Sale, duly executed by Seller;

(c) a counterpart of the IP Assignment Agreement, duly executed by Seller;

(d) a counterpart of the Transition Services Agreement, duly executed by Seller;

(e) a letter to the FDA, substantially in the form attached hereto as Exhibit E-1 (the “Seller NDA Letter”), executed by Seller, informing the FDA of the transfer of the Product NDA to Buyer, such Seller NDA Letter to be delivered by Seller in accordance with Section 7.3;

(f) a letter to the FDA, substantially in the form attached hereto as Exhibit F-1 (the “Seller IND Letter”), executed by Seller, informing the FDA of the transfer of the IND for the Product to Buyer, such Seller IND Letter to be delivered by Seller in accordance with Section 7.3; and

(g) a duly executed IRS Form W-9 of Seller.

Section 4.3. Closing Deliveries by Buyer . At the Closing, Buyer shall deliver to Seller:

(a) the Closing Date payment;

(b) a counterpart of the Assignment and Assumption Agreement, duly executed by Buyer;

(c) a counterpart of the Bill of Sale, duly executed by Buyer;

(d) a counterpart of the IP Assignment Agreement, duly executed by Buyer;

(e) a counterpart of the Transition Services Agreement, duly executed by Buyer;

(f) a letter to the FDA, substantially in the form attached hereto as Exhibit E-2 (the “Buyer NDA Letter”), executed by Buyer, accepting the transfer of the Product NDA to Buyer, such Buyer NDA Letter to be delivered by Buyer in accordance with Section 7.3; and

(g) a letter to the FDA, substantially in the form attached hereto as Exhibit F-2 (the “Buyer IND Letter”), executed by Buyer, accepting the transfer of the IND for the Product to Buyer, such Buyer IND Letter to be delivered by Buyer in accordance with Section 7.3.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

As of the date of this Agreement, Seller hereby represents and warrants to Buyer that:

Section 5.1. Seller Organization; Good Standing. Seller is duly incorporated, validly existing and, to the extent legally applicable, in good standing under the laws of Delaware and has the requisite power and authority to operate its business as now conducted. Seller is duly qualified to conduct business as a foreign corporation and, to the extent legally applicable, is in good standing in each jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to materially delay the consummation of the transactions contemplated hereby or have a Material Adverse Effect.

Section 5.2. Authority; Enforceability. Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Seller, and upon execution and delivery thereof, the Ancillary Agreements will have been duly executed and delivered by Seller, and assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes, and upon the due authorization, execution and delivery thereof by Buyer, the Ancillary Agreements will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, subject to the effect of any applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar applicable Laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a Proceeding in equity or at law (the “Enforceability Exceptions”).

Section 5.3. No Conflicts. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not, and will not (a) conflict with or violate any Law or Governmental Order applicable to Seller, (b) conflict with or violate, in any material respect, any provision of the articles of incorporation or by-laws (or similar organizational document) of Seller, or (c) result in any breach of, or constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Transferred Assets pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Seller (with respect to the Transferred Assets) is a party or by which any Transferred Asset is bound, except for any consents, approvals, authorizations and other actions set forth in Schedule 5.3 or described in Section 5.4.

Section 5.4. Consents and Approvals . The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not require any material consent, approval, authorization or other similar action by, or any material filing with or notification to, any Governmental Authority by Seller, except (a) to notify the FDA of the transfer of the Product NDA and IND to Buyer or (b) where the failure to obtain such consent, approval, authorization, or action or to make such filing or notification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent or materially impede, interfere with, hinder or delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under this Agreement or any of the Ancillary Agreements. No filing, waiting period or approval pursuant to any U.S. or non-U.S. antitrust or competition Laws is required with respect to the transactions contemplated by this Agreement.

Section 5.5. Title to Transferred Assets; Sufficiency of Assets .

(a) Seller has good, valid and marketable title to all of the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. The Transferred Assets include all assets and rights of Seller that were exclusively used or held for use by Seller relating to the Product.

(b) Except for (i) the assets, properties and rights used to perform the services that are the subject of the Transition Services Agreement and (ii) the assets set forth on Schedule 5.5, the Transferred Assets constitute all of the material assets, properties and rights owned, leased or held by Seller for the operation of the Business as of immediately prior to the Closing.

Section 5.6. Litigation. As of the date hereof, there is no (a) Proceeding pending or, to Seller’s Knowledge, threatened in writing against Seller, or (b) injunctive, declaratory, or other equitable relief or remedy affecting the ownership right of or in any Transferred Asset or involving an investigation or suit by any Governmental Authority, in each of (a) and (b) relating to the Product.

Section 5.7. Compliance with Laws. Seller is not in material violation of any Laws or Governmental Orders applicable to the conduct of the Business or the Product. Seller is in compliance with all applicable Anti-Bribery Laws. Without limiting the foregoing, neither Seller, nor any of its Representatives acting on its behalf, has, with respect to the Product, the Transferred Assets or the transactions contemplated by this Agreement or any of the Ancillary Agreements, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (iii) violated any applicable money laundering or anti-terrorism law or regulation.

Section 5.8. Regulatory Matters .

(a) Schedule 5.8 contains a list of all Product Regulatory Approvals. The Product has been Exploited in accordance with the specifications and standards contained in the Product Regulatory Approvals in all material respects and has otherwise been Manufactured and Exploited in accordance with all applicable Laws in all material respects. The Product Regulatory Approvals are in full force and effect, and have been validly issued to Seller, and Seller has complied in all material respects with all terms and conditions thereof. Seller has not received written notice relating to the revocation, withdrawal, suspension, cancellation, termination or modification of any Product Regulatory Approval and, to Seller’s Knowledge, there are no circumstances currently existing that might reasonably be expected to lead to any withdrawal of, loss of or refusal to renew any Product Regulatory Approval. No Proceeding is pending or, to Seller’s Knowledge, threatened regarding the suspension or revocation of any Product Regulatory Approval. Seller has made available to Buyer complete and correct copies of all the Product Regulatory Approvals. Seller is the sole and exclusive owner of the Product Regulatory Approvals. No right of reference has been granted to any Person with respect to the Product Regulatory Approvals.

(b) Neither the FDA nor any other Governmental Authority is (i) contesting the investigational use of, manufacture of, approval of, the uses of, or the labeling or promotion of the Product or (ii) otherwise alleging any violation by Seller of any applicable Law in connection with the Product, or (iii) asserting that any of the Product Regulatory Approvals are not currently in good standing with the FDA.

(c) Neither Seller, nor, to Seller’s Knowledge, any of its Representatives, has made an untrue statement of material fact or fraudulent statement to any Governmental Authority with respect to the Product or failed to disclose a material fact required to be disclosed to any Governmental Authority with respect to the Product. As required under Law, Seller maintained, filed or furnished to the applicable Governmental Authority or Person all material registrations, listings, filings, documents, statements, claims, reports, notices, supplemental applications and annual and other reports and submissions, including adverse experience reports (collectively “Product Reports”) required to be maintained, filed or furnished on a timely basis with respect to the Product, the Product Regulatory Approvals, the Transferred Assets. At the time of filing or furnishing, all such Product Reports were true, complete and accurate in all material respects, or were subsequently updated, changed, corrected or modified, and to the extent required to be updated, as so updated, remain true, accurate and complete in all material respects, and no material deficiencies have been asserted by any such Governmental Authority with respect to such Product Reports. Neither Seller nor any of its Representatives, is or, since January 1, 2020, has been the subject of any pending or, to Seller’s Knowledge, threatened Proceeding pursuant to the FDA’s Application Integrity Policy or otherwise resulting from any other untrue, fraudulent, or false statement or omission with respect to the Business.

(d) Seller has delivered to Buyer copies of any (i) reports of the FDA Form 483 inspection observations, (ii) establishment inspection reports, (iii) warning letters, and (iv) other documents that assert ongoing lack of compliance in any material respect with the FDCA, received by Seller from the FDA or any equivalent foreign Governmental Authority, in each case (clauses (i) through (iv)) relating to the Product and/or arising out of the conduct of the Business. With respect to the Product, Seller has not received or been subject to, since January 1, 2020, any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other similar written notices or correspondence from any Governmental Authority, and there is no adverse Proceeding pending or, to Seller’s Knowledge, threatened by any such Governmental Authority, related to the investigation, the approval, Exploitation, Manufacture, testing, processing, packaging, repackaging, stability, storage, labeling, relabeling, promotion, or distribution of the Product, or otherwise alleging any violation of Law with respect to the Product or the conduct of the Business except as where such notice, correspondence, or Proceeding would not be, individually or in the aggregate, material to the Product or the conduct of the Business.

(e) All reports related to the Product required by the FDA, including serious adverse event reports, have been submitted to the FDA. There have been no recalls, market withdrawals, field notifications or seizures requested, ordered or threatened or any adverse regulatory actions taken or threatened against Seller by the FDA or any other Governmental Authority with respect to the Product, including any facilities where the Product is researched, investigated, tested, Manufactured, produced, processed, packaged, or stored. Seller has not, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall, market withdrawal or field notification of the Product or provided any post-sale warnings regarding the Product. Seller has not received any written notice since January 1, 2020 through the date hereof, that any Governmental Authority has (i) commenced, or threatened to initiate, any action to revoke, deny or withdraw any Product Regulatory Approval or other marketing authority of a Product, or request the recall, market withdrawal, field notification, removal or replacement of any Product, (ii) commenced, or threatened to initiate, any action to seize any Product or enjoin the research, development, investigational use, Manufacture, testing, processing, packaging, labeling, repackaging, relabeling, storage or Exploitation of any Product, or (iii) commenced, or threatened to initiate, any action to seize any Product or enjoin the research, development, investigation, Manufacture, testing, processing, packaging, labeling, repackaging, relabeling, storage or Exploitation of any Product produced at any facility where any Product is researched, developed, investigated, Manufactured, tested, processed, packaged, labeled, repackaged, relabeled, stored or held for Exploitation.

(f) Since January 1, 2020, Seller has not received written notice of any (i) regulatory inspections of any facility in which the Product is researched, investigated, tested or Manufactured, or (ii) correspondence from any Governmental Authority, asserting that the research, investigational, testing or manufacturing operations of any facilities in which the Product is researched, investigated, tested or Manufactured are not in compliance in all material respects with all applicable Laws. Since January 1, 2020, with respect to the Product and the facilities in which the Product is researched, investigated, Manufactured, tested, processed, packaged, repackaged, labeled, relabeled or stored, Seller has not received or been subject to any untitled letters or, to Seller’s Knowledge, oral communication or correspondence, in each case from the FDA or any other Governmental Authority alleging that the Product or the facilities (specifically as related to the Product) in which the Product is researched, investigated, tested, Manufactured, packaged, labeled or stored are or were in violation of any Law or any applicable clearance, Permit, exemption, guidance or guideline, or alleging that the Product or the other facilities in which the Product is researched, investigated, tested, Manufactured, packaged, labeled or stored are or were the subject of any pending, threatened or anticipated Proceeding by a Governmental Authority. Since January 1, 2020, the Product has been Manufactured in compliance in all material respects with applicable Law, including Good Manufacturing Practice, and applicable Product Regulatory Approvals.

(g) Seller has not received or otherwise learned of any material complaints, information or other adverse outcomes related to the Product.

(h) Since January 1, 2020, Seller has not received any material written information from any Governmental Authority which would reasonably be expected to lead to the revocation, withdrawal, or denial of any Product Regulatory Approval or Federal Health Care Program contract with respect to the Business or the Product.

(i) All drug distribution activities with respect to the Product are in compliance in all material respects with the Drug Supply Chain Security Act, including requirements for registration, reporting, licensing, drug listing, product tracing and identification, and systems for verification and handling of suspect or illegitimate product.

(j) None of the employees of Seller or, to Seller’s Knowledge, any manufacturer of the Product have been disqualified or subject to disqualification proceeding under 21 C.F.R. § 312.70 or suspended (or applicable foreign equivalent), or debarred by the FDA or subject to debarment proceedings under 21 U.S.C. § 335a (or applicable foreign equivalent) for any purpose, or have been excluded, charged with or convicted under the U.S. federal law for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the FDCA, Federal Health Care Programs or any other relevant Law.

(k) Since January 1, 2020, with respect to the Product and the Business, Seller has been in compliance with the requirements of Federal Health Care Programs, requirements relating to the Veterans Healthcare Act of 1992, and requirements relating to sales to 340B Program entities, in all material respects.

(l) Neither Seller nor, to Seller’s Knowledge, any of its Representatives has, with respect to the Product, (i) presented or caused to be presented a claim for reimbursement for services to any Governmental Authority, including any Federal Health Care Program, that is false, (ii) knowingly offered, paid, solicited, or received any remuneration (including any kickback, bribe, rebate, or fee), overtly or covertly, in cash or in kind: (A) in return for referring any individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Federal Health Care Program, or (B) to secure any improper advantage or to obtain or retain business that would cause the Business to be in violation of any Law, including the federal Anti- Kickback Statute (42 U.S.C. § 1320a-7b), (iii) otherwise given, received, offered to pay to or solicited any remuneration from, in cash or kind, directly or indirectly, any past or present patient, customer, physician, other healthcare provider, supplier, vendor, contractor, Federal Health Care Program or other government program, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), or (iv) knowingly made or caused to be made or induced or sought to induce the making of any false statement or representation (or omitted to state a material fact required to be stated therein) in order that any past or present patient, customer, physician, other healthcare provider, supplier, vendor, or contractor may receive reimbursement from a Federal Health Care Program or government program or in order that the Business may collect reimbursement from a Governmental Authority or Federal Health Care Program, in each case (clauses (i) through (iv)).

(m) All research, clinical studies and pre-clinical studies in which Seller has participated with respect to the Product were conducted in material compliance accordance with all applicable Laws and regulation, including Good Laboratory Practice and Good Clinical Practices. There is no research, clinical study or pre-clinical study currently being conducted in which the Product is participating.

(n) With respect to the Product, Seller has paid all fees described in Section 9008 of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, as amended by Section 1404 of the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, in each case related to the Product.

Section 5.9. Brokers. Except for Lucas Advisors LLC d/b/a KYBORA, which is compensated solely by Seller, no other broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.10. Permits . Schedule 5.10 sets forth all Permits that are required for the Exploitation of the Product and all such Permits are in full force and effect. To Seller’s Knowledge, Seller is not in conflict in any material respect with or in material default or violation of any Permits. No Permit is held in the name of any Person other than Seller and no Person other than Seller has any right in or to any of such Permits.

Section 5.11. Transferred Contracts. Each Transferred Contract is a valid and binding agreement of Seller and, to Seller’s Knowledge, with respect to each other party thereto, is enforceable against such party in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies. To Seller’s Knowledge, each Transferred Contract is in full force and effect, and Seller is not in material breach or material default of such Transferred Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Transferred Contract, and to Seller’s Knowledge, no other party to such Transferred Contract is in material breach or material default of such Transferred Contract. Seller has delivered or otherwise made available to Buyer a true and complete copy of each Transferred Contract. Seller has in all material respects performed all material obligations required to be performed by it to date under each Transferred Contract. Seller has not received any written notice of termination or cancellation, or any written notice that any other party intends to terminate, cancel or materially modify or amend, any Transferred Contract.

Section 5.12. Taxes . Except as set forth in Schedule 5.12:

(a) All Tax Returns relating to the Transferred Assets, if applicable, that are required to be filed have been timely filed and all Taxes (whether or not shown on any such Tax Returns) relating to the Transferred Assets, if any, have been timely paid. All such applicable Tax Returns were true, complete and correct in all material respects and were prepared in compliance with applicable Law. There is no extension of time within which to file any Tax Return relating to the Transferred Assets, if applicable, that is currently in force. No statute of limitations with respect to Taxes relating to the Transferred Assets, if any, has been extended or waived. No power of attorney with respect to Taxes that is currently in force and that could affect the Transferred Assets has been granted.

(b) All Taxes relating to the Transferred Assets, if any, required to be withheld and paid by Seller in connection with any amounts paid or owing to any employees, independent contractors, creditors, equityholders or other Third Parties have been timely withheld and paid, and all IRS Forms W-2 and 1099 required to be filed with respect thereto, if any, have been properly completed and timely filed.

(c) No written claim with respect to Taxes relating to the Transferred Assets, if any, has been raised by any Governmental Authority, nor does Seller or, to Seller’s Knowledge, any of its equityholders, directors, officers or employees responsible for Tax matters have knowledge of such a claim. There are no Encumbrances for Taxes on any of the Transferred Assets other than Permitted Encumbrances, if any.

(d) Seller has not entered into, and is not bound by, any Tax sharing, allocation, or indemnification agreement relating to the Transferred Assets that would, in any manner, bind, obligate or restrict Buyer or any of its Affiliates (or the Transferred Assets).

Section 5.13. Intellectual Property .

(a) Schedule 5.13(a) sets forth a list of all Product Patent Rights and Product Non-Patent IP, including (i) the jurisdiction in which each item has been registered or filed and the applicable registration or serial number, and (ii) the applicable application, registration or serial number. All maintenance fees, annuity fees or renewal fees for Transferred Intellectual Property that are due and payable prior to the Closing and for ninety (90) days thereafter have been paid.

(b) The Transferred Intellectual Property includes all Intellectual Property owned by Seller that Covers the Product as of the date of this Agreement, and includes all Patent Rights that Cover the Product.

(c) Seller solely and exclusively owns all the Transferred Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances. Seller is not bound by, and none of the Transferred Intellectual Property is subject to, any Contract or Governmental Order that in any way materially limits or restricts Seller’s, or will materially limit or restrict Buyer’s, ability to use, exploit, assert or enforce any such Transferred Intellectual Property anywhere in the world. As of the date hereof, (i) the Transferred Intellectual Property is valid and enforceable, (ii) Seller has not abandoned, canceled or forfeited any Transferred Intellectual Property (including by failing to pay any filing or renewals fees), and (iii) Seller has not taken any actions that would render any Transferred Intellectual Property invalid or unenforceable.

(d) Seller has accurately and completely disclosed to the U.S. Patent and Trademark Office all references, or other evidence that Seller is reasonably obligated to disclose to comply with the duty of candor or to avoid a finding of inequitable conduct with respect to the Product Patent Rights, in each case, to the extent required by applicable Law.

(e) Since January 1, 2020, no Third Party, except a patent examiner or patent authority in the ordinary course of patent prosecution, has alleged in writing that any claim of a Patent Right is invalid, unpatentable, or unenforceable.

(f) As of the date hereof, there is no, and since January 1, 2020, Seller has received no written notice or, to Seller’s Knowledge, oral notice of any material judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other proceeding (public or private) before any Governmental Authority alleging that the Exploitation of the Product constitutes infringement, misappropriation or other violation of any Intellectual Property of any Third Party. As of the date hereof, (i) Seller has not received any written notice (or, to Seller’s Knowledge, oral notice) from any Third Party (except a patent examiner or patent authority in the ordinary course of patent prosecution) making any allegation or challenging the validity, enforceability or ownership of any of the Transferred Intellectual Property, and (ii) to Seller’s Knowledge, as of the date hereof, no Third Party is infringing, misappropriating or otherwise violating any of the Transferred Intellectual Property and, since January 1, 2020, no Third Party has infringed, misappropriated or otherwise violated any of the Transferred Intellectual Property.

(g) Seller has not granted any outbound licenses under the Transferred Intellectual Property, other than material transfer agreements, clinical trial agreements, nondisclosure agreements, service agreements and other non-exclusive licenses granted to manufacturers, suppliers, distributors or other Persons performing manufacturing, supply, marketing or other services on behalf of Seller in the Ordinary Course of Business.

(h) All Persons who have participated in the conception, creation or development of any Transferred Intellectual Property have executed and delivered to Seller, as applicable, a valid and enforceable Contract providing for the present assignment by such Person to Seller, as applicable, of all rights in such Transferred Intellectual Property, in each case, to the extent required to vest ownership of such rights in Seller. No such employee or other Person owns or has any rights, title or interest in, to or under any portion of the Transferred Intellectual Property.

(i) Seller has at all times been in compliance in all material respects with all applicable Laws and contractual obligations relating to the privacy and security of patient medical records and all other Personal Information and data, including with respect to the collection, storage, use, sharing, transfer, disposition, protection and processing thereof (including in connection with any clinical trials conducted with respect to the Product). Seller has at all times been in compliance with all of its/their applicable public-facing privacy policies that apply to the Transferred Intellectual Property (including any privacy- or security-related representations, obligations or promises).

(j) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) Buyer granting to any Person any right to or with respect to any Transferred Intellectual Property owned by Buyer or Seller, or (ii) Buyer or Seller being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses, or (iii) Buyer or Seller being obligated to pay any royalties or other material amounts to any Person in excess of those payable by either of them, in the absence of this Agreement or the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not alter, impair, or extinguish any of the rights in the Transferred Intellectual Property, and all Transferred Intellectual Property shall be owned by Buyer on substantially the same terms immediately after Closing as such Transferred Intellectual Property was owned by Seller immediately before Closing.

(k) None of the Transferred Intellectual Property was developed by or on behalf of, or using funding, grants or any other subsidies of, any Governmental Authority or any university.

(l) Except for the OAA, Seller is not a party to, or otherwise bound by, any other Contract which includes royalties, license fees or other similar payment obligations owed to any Third Party after Closing in connection with the Transferred Intellectual Property.

Section 5.14. Undisclosed Liabilities . Seller has disclosed all current and anticipated material liabilities and/or obligations to Buyer with respect to the Product, and the Transferred Assets, except (i) for liabilities incurred in the Ordinary Course of Business, (ii) for liabilities arising under Transferred Contracts in accordance with their terms and (iii) Excluded Liabilities.

Section 5.15. Conduct in the Ordinary Course of Business. Except as contemplated by this Agreement, or as otherwise set forth in Schedule 5.15, and excluding any COVID-19 Measures, in the past twelve (12) months, Seller has not, with respect to the Product, made any material change in the terms of sale or collection practices that is inconsistent with the Ordinary Course of Business and would be material to the Product.

Section 5.16. Customers; Sales Practices . As of the date hereof, none of the three (3) largest customers of the Product (measured by dollar volume of purchases or sales, in each case during the Calendar Year ended December 31, 2023 and the six-month period ended June 30, 2024) has terminated its relationship with Seller or engaged in any material dispute with Seller and no such customer has notified Seller of any such dispute. Since January 1, 2023, Seller (a) has sold the Product inventories to wholesalers or distributors only in the Ordinary Course of Business and in amounts that are generally consistent with past sales by Seller to its wholesale and distributor customers during comparable periods and (b) has not engaged in any practice (including soliciting additional orders) with the intent of increasing the levels of Product inventories in the distributor or wholesaler channels outside of the Ordinary Course of Business. Since January 1, 2023, Seller has engaged in processing all customer returns or chargebacks of Product in a normal, consistent manner and under normal, customary trade terms with such customers. Schedule 5.16 contains (x) a report showing the levels of Product inventories held by wholesalers and distributors as of July 8, 2024 and (y) a list of the three (3) largest customers of the Product (measured by dollar volume of purchases or sales, in each case during the Calendar Year ended December 31, 2023 and the six-month period ended June 30, 2024).

Section 5.17. Suppliers . Schedule 5.17 sets forth a list of each supplier or vendor relating to the Product or the Transferred Assets that is used by Seller for the manufacture and packaging of the Products prior to the Closing Date (the “Key Suppliers”). Except as set forth on Schedule 5.17, no Key Supplier has canceled or terminated its relationship or requested a material reduction or change in the pricing or other terms of its relationship with Seller.

Section 5.18. The OAA . The OAA is a valid and binding agreement of Seller and, to Seller’s Knowledge, with respect to each other party thereto, is enforceable against such party in accordance with its terms, subject to the Enforceability Exceptions. To Seller’s Knowledge, the OAA is in full force and effect, and Seller is not in material breach or material default of the OAA or, with the giving of notice or the giving of notice and passage of time without a cure would be, in breach or default of the OAA. To Seller’s Knowledge, no other party to the OAA is in breach or default of the OAA. Seller has performed all obligations required to be performed by it to date under the OAA, including those obligations pursuant to the OAA Contingent Consideration Obligation. Seller has not received any written notice of termination or cancellation, or any written notice that any other party intends to terminate, cancel or materially modify or amend, the OAA.

Section 5.19. Books, Records and Documentation. Seller has made and kept all books and records, which, in reasonable detail, accurately and fairly reflect the activities of the Seller as it relates to the Transferred Assets. The books of account and other records of the Seller as they relate to the Product, including Transferred Books and Records and the Manufacturing Documentation, have been kept accurately in the Ordinary Course of Business consistent with all applicable legal requirements, in each case, in all material respects.

Section 5.20. No Other Representations and Warranties. Buyer acknowledges that Seller has not made or is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article V or in other Transaction Documents, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article V.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

As of the date of this Agreement, Buyer hereby represents and warrants to Seller as follows:

Section 6.1. Buyer’s Organization; Good Standing . Buyer is duly incorporated, validly existing and, to the extent legally applicable, in good standing under the laws of Delaware and has the requisite power and authority to operate its business as now conducted. Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 6.2. Authority; Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Buyer, and upon execution and delivery thereof, the Ancillary Agreements will have been duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes, and upon the due authorization, execution and delivery thereof by Seller, the Ancillary Agreements will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms hereof, subject to the Enforceability Exceptions.

Section 6.3. No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not, and will not (a) conflict with or violate any Law or Governmental Order applicable to Buyer, (b) conflict with or violate, in any material respect, any provision of the articles of incorporation or by-laws (or similar organizational document) of Buyer, or (c) result in any breach of, or constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Buyer is a party, except for any consents, approvals, authorizations and other actions described in Section 6.4.

Section 6.4. Consents and Approvals . The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority by Buyer, except (a) to notify the FDA of the transfer of the Product NDA from Seller or (b) where the failure to obtain such consent, approval, authorization, or action or to make such filing or notification would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement and the Ancillary Agreements. No filing, waiting period or approval pursuant to any U.S. or non-U.S. antitrust or competition Laws are required with respect to the transactions contemplated by this Agreement.

Section 6.5. Absence of Restraints; Compliance with Laws.

(a) To the knowledge of Buyer, there exist no facts or circumstances that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of Buyer to consummate the transactions contemplated by, or to perform its obligations under, this Agreement.

(b) Buyer is not in violation of any Laws or subject to or in violation of any Governmental Orders applicable to it or by which any of its material assets are bound or affected, except for violations the existence of which would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay its ability to consummate the transactions contemplated by, or to perform its respective obligations under, this Agreement and the Ancillary Agreements.

Section 6.6. Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of Buyer, threatened against Buyer which, if adversely determined, would prevent or materially impede, interfere with, hinder or delay the ability of Buyer to consummate the transactions contemplated by, or to perform its obligations hereunder.

Section 6.7. Financial Ability.

(a) Buyer has the financial capability to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder, including payments required by this Agreement.

(b) Immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, Buyer will have sufficient resources (i) to carry on its business as presently conducted and proposed to be conducted and (ii) to effect the commercialization launch plan of the Product, as set forth on Exhibit G, in accordance with the budget set forth on Exhibit H. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

Section 6.8. No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS

Section 7.1. Confidentiality. The terms of that certain (i) Confidential Disclosure Agreement, dated June 2, 2023, between Seller and Keystone Capital Partners, LLC; (ii) Confidential Disclosure Agreement, dated May 14, 2023, between Seller and Mark Glickman; (iii) Confidential Disclosure Agreement, dated July 14, 2021, between the Parties; and (iv) Mutual Nondisclosure Agreement, dated January 15, 2020, by and between the Parties (collectively, the “Confidentiality Agreements”) are hereby incorporated into this Agreement by reference and continue in full force and effect; provided, however, that Buyer’s confidentiality obligations shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreements) exclusively relating to the Product or otherwise constituting a Transferred Asset, and for all other Confidential Information, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Subject to Section 9.16, upon Closing, all Confidential Information as it pertains to this Agreement and as it relates to the Product shall solely and exclusively vest with Buyer, and notwithstanding any conflicting provision of the Confidentiality Agreements, except in the performance of Seller’s obligations under the Transition Services Agreement, Seller and its Representatives will be obligated to maintain the confidentiality of any of such Confidential Information that is a trade secret under applicable Law as a trade secret for so long as the Confidential Information maintains its status as a trade secret and to not use such Confidential Information after the Closing without the express written consent of Buyer. Notwithstanding the foregoing, (A) Seller and its Affiliates shall retain the right to disclose historical sales and earnings information with respect to the Transferred Assets, the Product and the Business for the period during which the Transferred Assets were owned by Seller, and (B) nothing herein shall restrict Seller from disclosing the Confidential Information or the terms and existence of this Agreement as necessary in order to conduct its or its Affiliates’ reporting activities.

Section 7.2. Insurance . Buyer acknowledges and agrees that, upon Closing, all insurance coverage provided under Seller’s insurance policies or otherwise in relation to the Transferred Assets pursuant to policies, risk funding programs or arrangements maintained by Seller (whether such policies are maintained in whole or in part with Third Party insurers or with Seller and including any captive policies or fronting arrangements, and including any “occurrence” based insurance policies provided in relation to Seller with respect to any occurrences prior to Closing) shall cease, and no further coverage shall be available in respect of any Transferred Asset or Assumed Liability under any such policies, programs or arrangements.

Section 7.3. Regulatory and Other Authorizations; Consents.

(a) Seller shall submit the Seller NDA Letter and the Seller IND Letter to the FDA within nine (9) Business Days after the Closing. Buyer shall submit the Buyer NDA Letter and the Buyer IND Letter to the FDA following Seller’s submission of the Seller NDA Letter and the Seller IND Letter and within ten (10) Business Days after the Closing, so long as Seller has made such submission timely in accordance with the preceding sentence.

(b) Buyer shall take any and all reasonable steps to (i) promptly obtain all approvals of applicable Governmental Authorities that may be, or become, necessary for the execution and delivery of, and performance of its obligations pursuant to, this Agreement and the Ancillary Agreements (including the consummation of the transactions contemplated thereby), and to furnish promptly any additional information and documentary material that may be requested by a Governmental Authority (including to promptly make available any information and appropriate personnel in response to any queries made by a Governmental Authority, which may include information regarding this Agreement, Buyer’s capabilities as the potential purchaser of the Transferred Assets or other matters), (ii) promptly secure the issuance, reissuance or transfer of all licenses and permits that may be or become necessary for the Exploitation of the Product following the Closing, and (iii) take all such actions as may be requested by any such Governmental Authority to obtain such approvals, licenses and permits. Seller will cooperate with the reasonable requests of Buyer in seeking promptly to obtain all such approvals of applicable Governmental Authorities and the issuance, reissuance or transfer of such licenses and permits. Buyer shall pay all fees or make other payments required by applicable Law to any Governmental Authority in order to obtain any such approvals, licenses and permits, except for any and all past due amounts that were due and payable prior to or on the Closing Date.

(c) Each of Buyer and Seller shall promptly notify the other of any oral or written communication it or any of its Representatives receives from any Governmental Authority relating to the matters that are the subject of this Section 7.3, permit the other Party and its Representatives to review in advance, and consider in good faith the views of the other Party in connection with, any communication relating to the matters that are the subject of this Section 7.3 proposed to be made by such Party to any Governmental Authority and provide the other Party with copies of all substantive correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, relating to the matters that are the subject of this Section 7.3, provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Product, (ii) as necessary to comply with contractual arrangements or applicable Law and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Neither Buyer nor Seller shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreements and any other applicable terms and conditions of this Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.

Section 7.4. Access. In addition to the provisions of Section 7.5, from and after the Closing Date, in connection with any reasonable business purpose, including in connection with the preparation of Tax Returns, claims relating to Excluded Liabilities, the preparation of financial statements, SEC reporting obligations, or any Proceeding to which a Party or any of its Affiliates is a party, the requirements of any Laws applicable to the Party and its Affiliates or the determination of any matter relating to the rights or obligations of the Party and/or its Affiliates under this Agreement or any of the Ancillary Agreements, upon reasonable prior notice, and except as determined in good faith by the other Party to be necessary to (a) ensure compliance with any applicable Law, (b) preserve any applicable privilege (including the attorney-client privilege), (c) comply with any contractual confidentiality obligations, or (d) protect Trade Secrets, the other Party shall, and shall cause each of its Representatives to (i) afford the Representatives of the Party reasonable access, during normal business hours, to the electronically stored data and information and books and records of the other Party in respect of the Transferred Assets (and related Liabilities) and the Product, and permit copies of such materials to be made for the Party solely for use in connection with the reasonable business purposes described in this paragraph, (ii) furnish to the Representatives of the Party such additional information regarding the Transferred Assets and Assumed Liabilities as the Party, or their respective Representatives, may from time to time reasonably request, and (iii) use commercially reasonable efforts to assist in providing or obtaining any necessary notice or consent for disclosure of Personal Information where required; provided, however, that the provision or such access and such data and information shall not unreasonably interfere with the business or operations of the other Party; and provided, further, that the auditors and accountants of the other Party shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

Section 7.5. Books and Records . Seller shall have the right to retain copies of all Transferred Books and Records relating to periods ending on or prior to the Closing Date. For a period of six (6) years after the Closing, Buyer shall: (i) retain the Transferred Books and Records and all other books and records related to the Transferred Assets held by Buyer; and (ii) upon Seller’s reasonable notice to Buyer and during normal business hours, cooperate with and provide Seller and the officers, employees, agents and Representatives of Seller reasonable access (including the right to make copies at Seller’s expense) to such Transferred Books and Records, including as may be necessary for the preparation of financial statements, regulatory filings, Tax Returns, or in connection with any Proceedings. Seller shall be entitled, at their expense and subject to reasonable and customary confidentiality undertakings, to make copies of the books and records to which they are entitled access pursuant to this Section 7.5. For the sake of clarity, any Confidential Information in the Transferred Books and Records or otherwise in the Transferred Assets shall become Buyer’s Confidential Information upon Closing, subject to Section 7.1 and Section 9.18(b).

Section 7.6. Transfer and Assumption of Regulatory Commitments. From and after the Closing Date, Buyer will assume control of, and responsibility for all costs and Liabilities arising from or related to any Regulatory Documentation included in the Transferred Assets, including, but not limited to, any commitments or obligations to any Governmental Authority involving the Product arising after the Closing Date.

Section 7.7. Certain Tax Matters .

(a) Cooperation. Buyer and Seller shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and the defense of any Tax Contest, in each case, relating to the Transferred Assets or arising from the transactions contemplated hereby, and the preparation of a statement setting forth the allocation of the Purchase Price and any other items required to be taken into account for applicable Tax purposes among the Transferred Assets which shall be prepared in accordance with Section 7.7(e) (the “Final Allocation Statement”). Such cooperation shall include, upon the other Party’s reasonable request, providing information and records that are in such Party’s possession and that are reasonably relevant to any such Tax Return or Tax Contest or the Final Allocation Statement and making available employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller shall retain all Tax books and records and abide by all record retention agreements entered into with any Governmental Authority, in each case, relating to the Transferred Assets for any Pre-Closing Tax Period until thirty (30) days after the expiration of the statute or period of limitations of the respective taxable periods.

(b) Preparation of Tax Returns. Seller shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return relating to the Transferred Assets that is due on or before the Closing Date. Buyer shall prepare and timely file any Tax Return (except for any income Tax Returns of Seller, or any Tax Return related to Transfer Taxes that Seller is responsible under applicable Law for filing) relating to the Transferred Assets that is due after the Closing Date.

(c) Transfer Taxes. Each of Buyer and Seller shall be responsible for and pay 50% of any and all stamp, documentary, filing, recording, registration, license, sales, use, transfer, excise, value added, and other similar Taxes incurred in connection with the transactions contemplated hereby (collectively, “Transfer Taxes”), and the Party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns in connection therewith. Seller and Buyer shall use reasonable efforts to cooperate to mitigate the amount of any Transfer Taxes.

(d) Proration of Taxes. For purpose of this Agreement, in the case of any Straddle Period, (i) the amount of any Taxes (other than Transfer Taxes) based on or measured by income, receipts, or payroll for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date; provided that, in determining such amount, all allowances, deductions, or exemptions that are calculated on a periodic basis shall be taken into account on a prorated basis as described in clause (ii) below; and (ii) the amount of any other Taxes (other than Transfer Taxes) that are imposed on a periodic basis (including property, ad valorem, and similar Taxes) for the Pre-Closing Tax Period shall be determined to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding taxable period) multiplied by a fraction, the numerator of which shall be the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which shall be the number of calendar days in the entire Straddle Period. No later than five (5) days before the due date of any Tax Return relating to the Transferred Assets for any Straddle Period, Seller shall pay to Buyer the amount of any Taxes due with respect to such Tax Return that constitute Seller Taxes.

(e) Allocation of Purchase Price. For all federal and applicable income Tax purposes, the Purchase Price (and any other amounts representing consideration for the Transferred Assets) shall be allocated in accordance with Section 1060 of the Code or the Treasury Regulations promulgated thereunder. The Parties shall prepare and file, or cause to be prepared and filed, all Tax Returns in a manner consistent with this Section 7.7(e), unless required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code or the Treasury Regulations promulgated thereunder (or any corresponding or similar provision of state or local Tax Law).

Section 7.8. Further Assurances .

(a) Following the Closing, Buyer shall be responsible for the prosecution of pending patent applications that are included in the Transferred Assets (including any and all cost and expense thereof).

(b) Each of Seller and Buyer shall execute and deliver, or cause to be executed and delivered, such documents and other instruments and take, or cause to be taken, such further actions as may be reasonably required or reasonably requested by the other party to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby or thereby.

(c) From time to time following the Closing, Seller and Buyer shall execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and instruments, and shall take such reasonable actions as may be necessary or appropriate, to make effective the transactions contemplated hereby as may be reasonably requested by the other Party hereto (including (i) transferring back to Seller (and having Seller assume) any asset or liability not contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which asset or liability was transferred to Buyer at or after the Closing, and (ii) transferring to Buyer (and having Buyer assume) any asset or liability contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which was not transferred to or assumed by Buyer at the Closing).

Section 7.9. Covenants and Agreements of Buyer .

(a) Commencing upon the Closing and until Generic Entry, Buyer shall, and shall cause its Affiliates to, use Commercially Reasonable Efforts to Commercialize the Product in order to maximize the Adjusted Net Sales. For purposes of this Section 7.9(a), “Commercially Reasonable Efforts” shall mean the level of effort and resources that would be dedicated by a pharmaceutical company acting in a commercially reasonable manner in connection with the manufacturing and Commercialization of a product of similar commercial potential at a similar stage in its lifecycle. Without limiting or derogating from the foregoing, Commercially Reasonable Efforts requires that Buyer: (i) promptly assign responsibility for all Commercialization activities with respect to the Product to specific employees, (ii) monitor the progress of such employees on an on-going basis, (iii) set specific and meaningful objectives and timelines for carrying out such Commercialization activities, (iv) allocate resources designed to advance progress with respect to such objectives and timelines, and (v) use reasonable care in (A) selecting any Third Party to whom Buyer may grant any rights to market, sell or distribute the Product, and (B) negotiating and enforcing the terms of any agreement entered into between Buyer and any such Third Party with respect thereto.

(b) During the five (5) year period after the Closing Date, Buyer shall, and shall cause its Affiliates to, maintain the Product as Buyer’s Primary Detail and ensure the largest allocation of funds, time and resources to the Product. For multiproduct promotional materials, Buyer shall ensure better prominence for the Product. For purposes of this Section 7.9(b), “Primary Detail” shall mean the promotion of a product to health care professionals by a sales representative when the product presentation occurs in the first position and is the subject of the majority of the time, effort and visual space, as applicable, used by such sales representative in any meeting with, discussions with or presentations to health care professionals.

ARTICLE VIII
INDEMNIFICATION

Section 8.1. Survival .

(a) All representations and warranties of Seller and Buyer contained herein or made pursuant hereto (other than the Seller Fundamental Representations and the Buyer Fundamental Representations) will remain operative and in full force and effect until the expiration of the twelve (12)-month period following the Closing Date. The Seller Fundamental Representations and the Buyer Fundamental Representations will remain operative and in full force and effect until the expiration of the six (6)-year period following the Closing Date. The covenants and agreements of the Parties contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing Date shall survive the Closing for the period provided in such covenants and agreements.

(b) Notwithstanding anything herein to the contrary, any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 8.1(a) if notice of the breach thereof giving rise to such right of indemnification shall have been given at or prior to the time at which such representation, warranty, covenant or agreement would have otherwise expired pursuant to Section 8.1(a).

Section 8.2. Indemnification by Seller. Subject to Section 8.4, Seller hereby agrees that, from and after the Closing Date, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and each of their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any Losses incurred by any such Buyer Indemnified Party that arise out of or result from:

(a) any breach or inaccuracy of any representation or warranty of Seller set forth in Article V;

(b) any breach by Seller of any of its covenants, agreements or obligations to be performed following the Closing contained in this Agreement;

(c) the assertion of any claim relating to or arising out of the ownership of the Transferred Assets prior to the Closing Date that is not an Assumed Liability; or

(d) any and all Excluded Liabilities.

Section 8.3. Indemnification by Buyer . Subject to Section 8.4, Buyer hereby agrees that, from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and each of their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any Losses incurred by any such Seller Indemnified Party that arise out of or result from:

(a) any breach or inaccuracy of any representation or warranty of Buyer set forth in Article VI;

(b) any breach by Buyer of any of its covenants, agreements or obligations to be performed following the Closing contained in this Agreement;

(c) the assertion of any claim relating to or arising out of the ownership of the Transferred Assets on or following the Closing Date that is not an Excluded Liability or related to an Excluded Asset; or

(d) any and all Assumed Liabilities.

Section 8.4. Limitations .

(a) The amount of any Losses for which either Seller or Buyer, as the case may be, is liable under this Article VIII shall be reduced by the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements, in each case, actually paid to the Indemnified Party in connection with such Losses.

(b) Seller shall not be required to indemnify any Person under Section 8.2(a) for an aggregate amount of Losses exceeding [*] (the “Cap”). Buyer shall not be required to indemnify any Person under Section 8.3(a) for an aggregate amount of Losses exceeding the Cap. Seller shall not be required to indemnify any Person for any Losses pursuant to Section 8.2(a) until the aggregate amount of Buyer Indemnified Parties Losses exceeds [*] (the “Basket”), at which time the Buyer Indemnified Parties shall be entitled to recover in accordance with this Agreement all such Losses, without regard to the Basket. Notwithstanding the foregoing, the terms of this Section 8.4(b) shall not apply to breaches of the Seller Fundamental Representations.

(c) Except as expressly set forth herein, and subject to Section 8.4(g) and Section 9.12, the rights of the Buyer Indemnified Parties and the Seller Indemnified Parties under this Article VIII shall be the sole and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties, as the case may be, with respect to matters covered hereunder, including claims relating to the Product, the Transferred Assets, Assumed Liabilities or Excluded Liabilities.

(d) Notwithstanding anything contained herein to the contrary, all “material” or similar materiality type qualifications contained in the representations and warranties set forth in this Agreement shall be ignored and not given any effect for the purposes of determining whether the thresholds in Section 8.4(b) have been surpassed, and/or determining the amount of any indemnifiable Losses.

(e) Notwithstanding anything herein to the contrary, no Party entitled to indemnification under this ARTICLE VIII shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Party or its Affiliate has been actually indemnified or reimbursed for such amount under any other provision of this Agreement or otherwise.

(f) Each Indemnified Party shall take, and cause its respective Affiliates and Representatives to take, all reasonable steps to the extent required by Law to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent reasonably necessary to mitigate such Losses.

(g) Notwithstanding anything herein to the contrary, nothing in this Article VIII shall limit any remedy that an Indemnified Party may have against any Person for fraud.

(h) Without prejudice or limitation to any other remedies available to Buyer, in the event that Buyer or any Buyer Indemnified Party is entitled to (A) any indemnification amount pursuant to this Article VIII or (B) any amount for fraud as permitted pursuant to Section 8.4(g), in each case, as finally determined by a court or arbitrator of competent jurisdiction to be owed to Buyer, Buyer may first set off such amounts against any amounts due to Seller under this Agreement; provided that neither Buyer nor any Buyer Indemnified Party shall be entitled to (i) set off any amount pursuant to this Section 8.4(h) in respect of any claim to the extent that Buyer or any Buyer Indemnified Party has already recovered such amount in respect of such claim under any other provision of this Article VIII or for fraud as permitted pursuant to Section 8.4(g) or (ii) recover any amount pursuant to any provision of this Article VIII or for fraud as permitted pursuant to Section 8.4(g) in respect of any claim or portion of a claim to the extent that Buyer or any Buyer Indemnified Party has already set off such amounts pursuant to this Section 8.4(h).

Section 8.5. Procedure .

(a) Any Person seeking indemnification provided for under this Article VIII (an “Indemnified Party”) in respect of, arising out of or involving a claim made by any Person (other than a party hereto) against an Indemnified Party (a “Third Person Claim”), shall promptly notify the indemnifying party (the “Indemnifying Party”) in writing of the Third Person Claim; provided, that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Such notice by the Indemnified Party shall describe the Third Person Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third Person Claim.

(b) If a Third Person Claim is made against an Indemnified Party, the Indemnifying Party shall then have the right, upon written notice to the Indemnified Party (a “Defense Notice” ) within thirty (30) days after receipt from the Indemnified Party of notice of such claim, and using counsel reasonably satisfactory to the Indemnified Party, to, at its election and its cost, assume the defense of such Third Person Claim with counsel selected by the Indemnifying Party, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of a Third Person Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to such Third Person Claim in the name and on behalf of the Indemnified Party. In the event that the Indemnifying Party shall fail to give the Defense Notice within the thirty (30) day period, (i) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim, (ii) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, (iii) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and (iv) and the Indemnified Party, may, with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), pay or compromise such Third Person Claim and seek indemnification from the Indemnifying Party for all costs and settlement amounts paid or incurred in connection therewith, subject to any and all applicable limitations set forth in this Agreement.

(c) In the event that the Indemnifying Party delivers a Defense Notice with respect to such Third Person Claim within thirty (30) days after receipt thereof and thereby elects to conduct the defense of such Third Person Claim, (i) the Indemnifying Party shall be entitled to have control over said defense and, subject to the provisions set forth below, settlement of the subject claim, (ii) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, personnel and materials as it may reasonably request, and (iii) the Indemnified Party shall have the rights at its expense to participate in the defense assisted by counsel of its own choosing.

(d) Notwithstanding anything to the contrary in this Section 8.5, if the Indemnifying Party assumes the defense of any Third Person Claim pursuant to Section 8.5(c), (i) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Person Claim and (ii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Person Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), provided, that the Indemnifying Party may enter into the settlement of, or consent to the entry of any judgment arising from, any Third Person Claim without the Indemnified Party’s consent if such Third Person Claim (i) does not seek an injunction against any Indemnified Party or its Affiliates as the primary remedy sought in such Third Person Claim, (ii) does not involve criminal liability or investigation against any Indemnified Party and (iii) involves only the payment of monetary damages and the Indemnifying Party pays all amounts arising out of such settlement or judgment and (iv) includes, as a condition of such settlement or judgment, in a customary form, a complete release of any Indemnified Party in connection with such Third Person Claim.

(e) If the Indemnifying Party does not assume the defense of such Third Person Claims or fails to diligently prosecute or withdraws from the defense of a Third Person Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party for any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding any other provision of this Agreement, whether or not the Indemnifying Party shall have assumed the defense of a Third Person Claim, if the Indemnified Party admits any liability with respect to, or settles, compromises or discharges, such Third Person Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), then such admission, settlement or compromise will not be binding upon or constitute evidence against the Indemnifying Party for purposes of determining whether the Indemnified Party has incurred Losses that are indemnifiable pursuant to this ARTICLE VIII or the amount thereof.

(f) Notwithstanding anything to the contrary in this Section 8.5, an Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Person Claim if the Third Person Claim (A) relates to or arises in connection with any criminal proceeding, (B) seeks as its primary remedy an injunction or other equitable relief against any Indemnified Party, or (C) the Third Person Claim relates to or arises in connection with any governmental proceeding, action, indictment, allegation or investigation in respect of the business of Buyer or its respective Affiliates. If, in the reasonable opinion of counsel to the Indemnified Party, there is material conflict of interest between the Indemnifying Party and the Indemnified Party that would impair the Indemnifying Party’s ability to diligently defend such Third Person Claim, the Indemnified Party may defend such Third Person Claim jointly with the Indemnifying Party solely to the extent of such conflict of interest and the reasonable fees and expenses of one counsel for the Indemnified Party shall be paid by the Indemnifying Party.

(g) In the event an Indemnified Party has a claim against an Indemnifying Party under Section 8.2 or 8.3 that does not involve a Third Person Claim, such Indemnified Party shall deliver notice of such claim to the Indemnifying Party stating the amount or estimated amount of the Loss, if reasonably practicable, and method of computation thereof, reasonable supporting documentation relating to such Loss and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed to arise, within ten (10) Business Days of becoming aware of the facts or circumstances giving rise to such claim; provided, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. The Indemnified Party and the Indemnifying Party shall, for a period of not less than thirty (30) days following receipt by the Indemnifying Party of the notice of such claim, negotiate, in good faith, to resolve the claim, and such Indemnified Party shall not commence Proceedings with respect to such claim prior to the end of such period. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to such claim, and whether and to what extent any amount is payable in respect of such claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.

Section 8.6. Tax Treatment of Indemnification Payments. Seller and Buyer agree to treat any indemnification payment made pursuant to this ARTICLE VIII as an adjustment to the Purchase Price for U.S. federal, state and local and non-U.S. income Tax purposes.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1. Expenses . Except as may be otherwise specified in this Agreement and the Ancillary Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses (or the party on whose behalf such costs and expenses have been incurred), irrespective of when incurred.

Section 9.2. Notices. All notices and other communications under or by reason of this Agreement and the Ancillary Agreements shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed or (c) upon delivery by overnight courier service, in each case to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 9.2):

if to Seller, to:

Lupin Inc.

Attention: Dr. Fabrice Egros, President - Global Corporate Development and Growth Markets

5801 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

50 Rockefeller Plaza

New York, NY 10020-1605

Attention: Roger J. Griesmeyer

Email: roger.griesmeyer@katten.com

if to Buyer, to:

Evofem Biosciences, Inc.
7770 Regents Rd. Suite 113-618
San Diego, California 92122
Attention: Saundra Pelletier
Email: spelletier@evofem.com

with a copy (which shall not constitute notice) to:

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400
San Diego, CA 92130
Attention: Paul Johnson
Email: paul.johnson@procopio.com

Section 9.3. Public Announcements. Neither Buyer nor Seller shall issue any press release or make any other public announcement with respect to any of this Agreement or the Ancillary Agreements (including, without limitation, their existence, their subject matter, the Parties’ respective performance, any amendment hereto or thereto, or performance hereunder or thereunder) without the prior written consent of the other Party, except as may be required by Law or the rules and regulations of any national securities exchange upon which the securities of Buyer are listed. The initial press release or public announcement shall be made jointly by the Parties substantially in the form attached hereto as Exhibit I. To the extent that either Party reasonably determines that it is required by Law to make a public filing (including any filing with the U.S. Securities and Exchange Commission) or any other public disclosure with respect to this Agreement, any Ancillary Agreement or the terms or existence hereof or thereof to comply with applicable Law, such Party shall promptly inform the other Party thereof and shall use reasonable efforts to maintain the confidentiality of the other Party’s Confidential Information in any such filing or disclosure. Prior to making any such filing of a copy of this Agreement or any Ancillary Agreement, the Parties shall mutually agree on the provisions of this Agreement for which the Parties shall seek confidential treatment, it being understood that, if one Party reasonably determines to seek confidential treatment for a provision for which the other Party does not, then (i) the disclosing Party shall provide a written opinion of the counsel of such Party to such effect and (ii) the Parties will use reasonable efforts in connection with such filing to seek the confidential treatment of any such provision. The Parties shall cooperate, at the disclosing Party’s expense, in such filing, including, without limitation, such confidential treatment request, and shall execute all documents reasonably required in connection therewith. The Parties will reasonably cooperate in responding promptly to any comments received from the applicable Governmental Authority with respect to such filing in an effort to achieve confidential treatment of such redacted form.

Section 9.4. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any applicable Law or as a matter of public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If the final judgement of a court of competent jurisdiction or other Governmental Authority declares that any term or other provision hereof is invalid, illegal or unenforceable, Seller and Buyer agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 9.5. Counterparts. This Agreement may be executed in counterparts, and signature pages may be delivered by facsimile, portable document format (PDF), DocuSign or any other electronic signature complying with the U.S. federal ESIGN Act of 2000, each of which shall be deemed an original, but all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.6. Entire Agreement . This Agreement (including the Schedules) and the Ancillary Agreements (and all exhibits and schedules hereto and thereto) and the Confidentiality Agreements collectively constitute and contain the entire agreement and understanding of Seller and Buyer with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, among the Parties and thereto respecting the subject matter hereof and thereof.

Section 9.7. Assignment . Unless and until all Milestone Payments have been fully paid, neither this Agreement nor any rights or obligations hereunder shall be assigned by (a) Buyer without the prior written consent of Seller, and (b) Seller without the prior written consent of Buyer, except that (i) each of Buyer and Seller may assign any or all of its rights and obligations under this Agreement to any of its Affiliates; and (ii) Buyer may assign this Agreement in connection with any sale, merger, sale of all or substantially all of the assets of Buyer to any Third Party successor, assignee or transferee, in each case, if and only if such Affiliate, Third Party successor, assignee or transferee, as applicable, has a net worth equal to or greater than the net worth of Buyer at such time, upon prior written notice to the other Party; provided that no such assignment shall release Buyer or Seller, as applicable, from any Liability or obligation under this Agreement. Any attempted assignment in violation of this Section 9.7 shall be void ab initio. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns. For avoidance of doubt, Buyer may grant to any Third Party a license to commercialize the Product, outside of the U.S. without prior notice, approval or consent by Seller; provided that Buyer collects sales and royalty reports related to the Product from all such Third Party licensees and includes such sales in the calculation of Adjusted Net Sales.

Section 9.8. Third-Party Beneficiaries. Sellers’ Representative (as that term is defined in the OAA) (on behalf of the Participating Securityholders (as that term is defined in the OAA)) is made an express third-party beneficiary of this Agreement but only to the extent necessary to exercise its rights with respect to the OAA Contingent Consideration Obligation. Except as provided for herein, including in the first sentence of this Section 9.8 and Section 9.18, this Agreement is for the sole benefit of the Persons specifically named in the preamble to this Agreement as Parties and their permitted successors and assigns, no Party hereto is acting as an agent for any other Person not named herein as a party hereto, and nothing in this Agreement or any Ancillary Agreements, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.9. Amendment; Waiver. No provision of this Agreement or any Ancillary Agreement, including any Exhibits or Schedules thereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by both Parties. No consent from any Indemnified Party under Section 8.5 (in each case other than the Parties) shall be required to amend this Agreement. At any time before the Closing, either Seller or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Person, (b) waive any breaches or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such waiver shall be in a written instrument duly executed by the waiving party. No failure on the part of a Person to exercise, and no delay in exercising, any right, power or remedy under this Agreement or any of the Ancillary Agreements except as expressly set forth in this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Person preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.10. Schedules. Any disclosure with respect to a Section of this Agreement, including any Section of the Schedules, shall be deemed to be disclosed for purposes of other Sections of this Agreement, including any Section of the Schedules, to the extent that the relevance of such disclosure would be reasonably apparent to a reader of this Agreement and such disclosure. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Schedules, shall be construed as an admission of Liability or an indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

Section 9.11. Governing Law; Submission to Jurisdiction.

(a) This Agreement and each Ancillary Agreement and all Proceedings (whether at Law, in contract, tort or otherwise, or in equity) that may be based upon, arise out of or relate to this Agreement, or any Ancillary Agreement or the negotiation, execution or performance of this Agreement or any Ancillary Agreement or the inducement of any party to enter into this Agreement or any Ancillary Agreement, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), shall be governed by and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and performed in such State without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

(b) The Parties hereby irrevocably submit to the exclusive jurisdiction the U.S. District Court for the state of Delaware and the appellate courts having jurisdiction of appeals in such courts, in each case, over any Transaction Dispute and each party hereby irrevocably agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Transaction Dispute brought in such court or any defense of inconvenient forum for the maintenance of such Transaction Dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each of the Parties hereby consents to process being served by any party to this Agreement in any Proceeding by the delivery of a copy thereof in accordance with the provisions of Section 9.2.

(d) The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Transaction Dispute.

Section 9.12. Specific Performance. Each Party hereto acknowledges and agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no adequate remedy other than specific performance would exist at law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). Therefore, it is agreed that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at Law or in equity. Such remedies shall, however, be cumulative with and not exclusive of and shall be in addition to any other remedies which any party may have under this Agreement, or at Law or in equity or otherwise, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Seller or Buyer otherwise have an adequate remedy at Law.

Section 9.13. Limitation on Liability . Notwithstanding anything in this Agreement or in any Ancillary Agreement to the contrary, in no event shall either Seller or Buyer have any Liability under this Agreement or any Ancillary Agreement (including under this Section 9.13) for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach of this Agreement), or damages calculated on multiples of earnings or other metrics approaches (except that special, consequential, incidental, indirect and punitive damages shall not be excluded with respect to any Third Person Claim to the extent actually awarded).

Section 9.14. Rules of Construction. Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive unless clearly indicated and the occasional inclusion of “and/or” will not change this interpretation; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Seller and Buyer have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement; (k) a reference to any Person includes such Person’s permitted successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (n) each of the representations and warranties of the Parties set forth herein shall be deemed to have been made as of the date such representation and warranty is made hereunder. Further, prior drafts of this Agreement or the Ancillary Agreements or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the Ancillary Agreements shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

Section 9.15. Waiver of Jury Trial . EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY TRANSACTION DISPUTE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.15.

Section 9.16. Admissibility into Evidence. All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (a) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Transaction Dispute.

Section 9.17. No Agency, Joint Venture or Partnership. Nothing contained in this Agreement shall constitute or be deemed to constitute an association, joint venture or partnership between the Parties and no Party shall be, or construed to be, the agent of the other Party for any purpose or to have the authority to bind or incur any obligation on behalf of the other Party, save as otherwise expressly provided in this Agreement.

Section 9.18. Waiver of Conflict of Interest; Privilege.

(a) Each of the Parties hereto acknowledges and agrees, on its own behalf and on behalf its Affiliates, officers, directors, managers, representatives, employees and agents, that Katten Muchin Rosenman LLP (“Katten”) has acted as external counsel to Seller in connection with this Agreement and Ancillary Agreements and consummation of the transactions contemplated hereby and thereby. Buyer hereby irrevocably (i) waives and agrees not to assert, and will cause its Affiliates to waive and not assert, any conflict of interest arising from, in connection with or relating to Katten’s representation after the Closing of Seller or any of its Affiliates (individually and collectively, the “Seller Group”) in any matter, whether involving this Agreement and Ancillary Agreements and the transactions contemplated hereby and thereby (including any Proceeding) or otherwise and (ii) consents to, and will cause each of its Affiliates to consent to, any such representation, even though in each case (A) the interests of the Seller Group may be directly adverse to the Buyer, and/or (B) Katten may be handling other ongoing matters for Seller. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that he, she or it has consulted with counsel or have been advised he, she or it should do so in connection herewith.

(b) Buyer, for itself and its successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all legal information, information subject to attorney-client privilege, attorney work product privilege, and/or the expectation of client confidence, and communications among Katten, on the one hand, and Seller or its Representatives, on the other hand, related to (i) the sale of the Transferred Assets, (ii) the negotiation, preparation, execution, delivery and consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, and (iii) before the Closing, any other matter (collectively, “Privileged Materials” ) shall continue after the Closing to be the property and privileged communications of Seller, Buyer will not be entitled to disclosure thereof and neither Buyer nor any Person purporting to act on behalf of or through Buyer, shall seek to obtain, access or use the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer or the Transferred Assets or on any other grounds. Buyer expressly agrees that, at and after the Closing (and continuing indefinitely thereafter), any privilege related to any of the Privileged Materials shall be solely controlled by Seller.

(c) Buyer agrees, on its own behalf and on behalf of its Affiliates, that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Privileged Materials are hereby assigned to and shall belong to Seller and will not pass to or be claimed by Buyer or any of its Affiliates and (ii) Seller will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Privileged Materials. Accordingly, Buyer will not, and will cause each of its Affiliates not to, (A) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Privileged Materials, or (B) take any action which could cause any Privileged Materials to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

BUYER

EVOFEM BIOSCIENCES, INC.

By:	/s/ Saundra Pelletier
Name:	Saundra Pelletier
Its:	Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

SELLER

LUPIN INC.

By:	/s/Vinita Gupta
Name:	Vinita Gupta
Its:	Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

INDEX OF DEFINED TERMS

Accounts Payable	Section 1.1
Adjusted Net Sales	Schedule 3.2
Affiliate	Section 1.1
Agreement	Preamble
Ancillary Agreements	Section 1.1
Annual Sales-Based Payment	Schedule 3.2
Anti-Bribery Laws	Section 1.1
Assignment and Assumption Agreement	Section 1.1
Assumed Liabilities	Section 2.3(a)
Basket	Section 8.4(b)
Bill of Sale	Section 1.1
Business	Section 1.1
Business Day	Section 1.1
Buyer	Preamble
Buyer Fundamental Representations	Section 1.1
Buyer IND Letter	Section 4.3(g)
Buyer Indemnified Parties	Section 8.2
Buyer NDA Letter	Section 4.3(f)
Calendar Year	Section 1.1
Cap	Section 8.4(b)
Closing	Section 4.1
Closing Date	Section 4.1
Code	Section 1.1
Commercialize	Section 1.1
Commercially Reasonable Efforts	Section 7.9(a)
Confidentiality Agreements	Section 7.1
Contract	Section 1.1
Control	Section 1.1
Covers	Section 1.1
COVID-19	Section 1.1
COVID-19 Measures	Section 1.1
Cumulative Target	Schedule 3.2
Cumulative Target Payment	Schedule 3.2
Defense Notice	Section 8.5(b)
Delinquent Seller OAA Contribution	Section 3.3(c)
Earnout Payments	OAA
Earnout Report	OAA
Encumbrance	Section 1.1
Enforceability Exceptions	Section 5.2
Excluded Assets	Section 2.2(b)
Excluded Liabilities	Section 2.3(b)
Exhibits	Section 1.1
Exploit	Section 1.1
Exploitation	Section 1.1
FDA	Section 1.1
FDCA	Section 1.1

1

Federal Health Care Program	Section 1.1
Good Clinical Practices	Section 1.1
Good Laboratory Practice	Section 1.1
Good Manufacturing Practices	Section 1.1
Governmental Authority	Section 1.1
Governmental Order	Section 1.1
IND	Section 1.1
Indemnified Party	Section 8.5(a)
Indemnifying Party	Section 8.5(a)
Intellectual Property	Section 1.1
IP Assignment Agreement	Section 1.1
IRS	Section 1.1
Katten	Section 9.18(a)
Key Suppliers	Section 5.17
Know-How	Section 1.1
Law	Section 1.1
Liability	Section 1.1
Losses	Section 1.1
Manufacture	Section 1.1
Manufacturing	Section 1.1
Manufacturing Documentation	Section 1.1
Material Adverse Effect	Section 1.1
Milestone Payments	OAA
NDA	Section 1.1
NDC Number	Section 1.1
Non-Transferable Asset	Section 2.4(a)
OAA	Section 1.1
OAA Contingent Consideration Obligations	Section 1.1
OAA Liabilities	Section 2.3(a)
Ordinary Course of Business	Section 1.1
Participating Securityholders	OAA
Parties	Preamble
Party	Preamble
Patent Rights	Section 1.1
Payment Agent	OAA
Permits	Section 1.1
Permitted Encumbrances	Section 1.1
Person	Section 1.1
Personal Information	Section 1.1
Post-Closing Product	OAA
Pre-Closing Tax Period	Section 1.1
Primary Detail	Section 7.9(b)
Privileged Materials	Section 9.18(b)
Proceeding	Section 1.1
Product	Section 1.1
Product Labeling	Section 1.1
Product Liabilities	Section 1.1
Product NDA	Section 1.1
Product Non-Patent IP	Section 2.2(a)(ii)(B)
Product Patent Rights	Section 2.2(a)(ii)(A)

2

Product Regulatory Approvals	Section 1.1
Product Reports	Section 5.8(c)
Purchase Price	Section 3.1
Registered IP	Section 1.1
Regulatory Correspondence	Section 1.1
Regulatory Documentation	Section 1.1
Representatives	Section 1.1
Sales-Based Payments	Schedule 3.2
Schedules	Section 1.1
SEC	Section 1.1
Seller	Preamble
Seller Fundamental Representations	Section 1.1
Seller Group	Section 9.18(a)
Seller IND Letter	Section 4.2(f)
Seller Indemnified Parties	Section 8.3
Seller NDA Letter	Section 4.2(e)
Seller OAA Contributions	Section 3.3(a)
Seller Taxes	Section 1.1
Seller’s Knowledge	Section 1.1
Sellers’ Representative	OAA
Straddle Period	Section 1.1
Tax Contest	Section 1.1
Tax Return	Section 1.1
Tax(es)	Section 1.1
Third Party	Section 1.1
Third Person Claim	Section 8.5(a)
Trade Secrets	Section 1.1
Transaction Dispute	Section 9.11(a)
Transfer Taxes	Section 7.7(c)
Transferred Assets	Section 2.2(a)
Transferred Books and Records	Section 2.2(a)(iv)
Transferred Contracts	Section 2.2(a)(i)
Transferred Intellectual Property	Section 2.2(a)(ii)
Treasury Regulations	Section 1.1
U.S.	Section 1.1
U.S. GAAP	Section 1.1
U.S.A.	Section 1.1

3

EXHIBIT A

Assignment and Assumption Agreement

[*]

Exhibit A -1-

EXHIBIT B

Bill of Sale

[*]

Exhibit B -1-

EXHIBIT C

IP Assignment Agreement

[*]

Exhibit C -1-

EXHIBIT D

Transition Services Agreement

[*]

Exhibit D -1-

EXHIBIT E-1

Seller NDA Letter

[*]

Exhibit E-1 -1-

EXHIBIT E-2

Buyer NDA Letter

[*]

Exhibit E-2 -1-

EXHIBIT F-1

Seller IND Letter

[*]

Exhibit F-1 -1-

EXHIBIT F-2

Buyer IND Letter

[*]

Exhibit F-2 -1-

EXHIBIT G

Buyer Product Commercialization Plan

[*]

Exhibit G -1-

EXHIBIT H

Buyer Budget

[*]

Exhibit H -1-

EXHIBIT I

Initial Public Announcement

[*]

Exhibit I -1-